                         AGREEMENT AND PLAN OF REORGANIZATION

                              DATED AS OF JULY 31, 1997,

                                        AMONG

                                 AVANT! CORPORATION,

                             GB ACQUISITION CORPORATION,

                           COMPASS DESIGN AUTOMATION, INC.,

                                         AND

                                VLSI TECHNOLOGY, INC.


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                                  TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

ARTICLE I:  THE MERGER.........................................................1
    1.1  Merger; Effective Time of the Merger..................................1
    1.2  Closing...............................................................1
    1.3  Effects of the Merger.................................................1
    1.4  Escrow................................................................2

ARTICLE II: EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES;
    SUPPLEMENTARY ACTION.......................................................2
    2.1  Effect on Capital Stock...............................................2
    2.2  Exchange of Certificates..............................................5
    2.3  Supplementary Action..................................................7

ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF COMPASS........................7
    3.1  Organization, Standing and Power......................................7
    3.2  Capital Structure.....................................................8
    3.3  Subsidiaries..........................................................9
    3.4  Authority.............................................................9
    3.5  Financial Statements.................................................10
    3.6  Payables; Receivables................................................11
    3.7  Compliance with Laws.................................................11
    3.8  No Defaults..........................................................12
    3.9  Litigation...........................................................12
    3.10  Conduct in the Ordinary Course......................................12
    3.11  Absence of Undisclosed Liabilities..................................14
    3.12  Documents and Information Supplied..................................14
    3.13  Certain Agreements..................................................14
    3.14  Employee Plans......................................................14
    3.15  Major Contracts.....................................................15
    3.16  Taxes...............................................................17
    3.17  Intellectual Property...............................................19
    3.18  Employee Agreements.................................................20
    3.19  Restrictions on Business Activities.................................21
    3.20  Title to Properties; Absence of Liens and Encumbrances:
       Condition of Equipment.................................................21
    3.21  Governmental Authorizations and Licenses............................22
    3.22  Environmental Matters...............................................22
    3.23  Insurance...........................................................25
    3.24  Labor Matters.......................................................25
    3.25  Personnel...........................................................26
    3.26  Questionable Payments...............................................26


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    3.27  Third-Party Consents...............................................26
    3.28  Related Party Transactions.........................................27
    3.29  Customers..........................................................27
    3.30  Bank Accounts and Powers of Attorney...............................27
    3.31  Products...........................................................27
    3.32  Brokers or Finders; Professional Fees..............................27

ARTICLE IV:  REPRESENTATIONS AND WARRANTIES OF AVANT! AND SUB................28

    4.1  Organization; Standing and Power....................................28
    4.2  Authority...........................................................28
    4.3  Valid Issuance of Shares of Common Stock of Avant!..................29
    4.4  Avant!. Financial Statements........................................29
    4.5  Litigation..........................................................29
    4.6  Reports.............................................................29
    4.7  Restrictions on Business Activities.................................30
    4.8  Brokers or Finders; Professional Fees...............................30
    4.9  Conduct in the Ordinary Course......................................30
    4.10  Third-Party Consents...............................................30
    4.11  Due Diligence Investigation........................................30

ARTICLE V:  CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME; ADDITIONAL
    AGREEMENTS...............................................................30
    5.1  Conduct of Business of Compass......................................30
    5.2  Access to Information; Provision of Interim Financial Statements....33
    5.3  Compass Stockholders' Consent.......................................34
    5.4  Exclusivity; Acquisition Proposals..................................34
    5.5  Breach of Representations, Warranties, Agreements and Covenants.....34
    5.6  Consents............................................................35
    5.7  Best Efforts........................................................35
    5.8  Legal Conditions to the Merger......................................35
    5.9  Public Announcements................................................36
    5.10  Affiliates Agreement...............................................36
    5.11  Expenses...........................................................36
    5.12  Information to be Supplied.........................................36
    5.13  Form S-3 Registration Statement....................................36
    5.14  Schedules..........................................................37
    5.15  Certain Benefit Plans..............................................37
    5.16  HSR Act Filing.....................................................38
    5.17  Listing of Shares..................................................39
    5.18  Voting Agreement...................................................39

ARTICLE VI:  CONDITIONS PRECEDENT............................................39
    6.1  Conditions to Each Party's Obligation to Effect the Merger..........39
    6.2  Conditions of Obligations of Avant! and Sub.........................40
    6.3  Conditions of Obligation of Compass.................................41


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


ARTICLE VII:  INDEMNITY......................................................41
    7.1  Survival of Representations, Warranties, Covenants and Agreements...41
    7.2  Indemnification.....................................................42
    7.3  Termination of Indemnity and Representations and Warranties.........43

ARTICLE VIII:  TERMINATION...................................................44
    8.1  Termination.........................................................44

ARTICLE IX:  GENERAL PROVISIONS..............................................45
    9.1  Amendment...........................................................45
    9.2  Extension; Waiver...................................................45
    9.3  Notices.............................................................45
    9.4  Interpretation......................................................46
    9.5  Counterparts........................................................46
    9.6  Entire Agreement....................................................46
    9.7  No Transfer.........................................................47
    9.8  Severability........................................................47
    9.9  Other Remedies......................................................47
    9.10  Further Assurances.................................................47
    9.11  Absence of Third-Party Beneficiary Rights..........................47
    9.12  Governing Law......................................................47

EXHIBITS

1.1      Certificate of Merger
1.3(a)   Certificate of Incorporation
1.3(b)   Bylaws
1.4      Escrow Agreement
2.1(c)   Allocation of Merger Consideration Among Company Stockholders
3.2      Voting Agreement
5.10(a)  Affiliates Agreement

SCHEDULES

2.1(d)   Holders of Compass Options Exercisable for Common Stock
2.1(e)   Stock Options Exercised
3.2(a)   Capital Structure
3.2(b)   Compliance with Securities Laws
3.2(e)   Stockholders Party to the Voting Agreement
3.3(a)   Subsidiaries
3.3(b)   Jurisdictions Qualified to do Business
3.5      Financial Statements
3.6      Receivables
3.7      Exceptions to Compliance with Laws
3.8      List of Defaults
3.9      Pending Litigation


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3.10     Exceptions to Conduct in the Ordinary Course
3.11     Undisclosed Liabilities
3.13     Certain Agreements
3.14     Compass Compensation Plans
3.15     Major Contracts
3.16     Taxes
3.17     Compass Intellectual Property Rights
3.18     Proprietary Information Agreements
3.19     Restrictions on Business Activities
3.20     Real Property Leased; Physical Assets
3.21     Governmental Authorizations and Licenses
3.22     Environmental Matters
3.23     Insurance
3.25     Personnel
3.27     Third-Party Consents
3.28     Related Party Transactions
3.29     Customers
3.30     Bank Accounts and Powers of Attorney
5.10     List of Affiliates

                         AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION is dated as of July 31,
1997, by and among Avant! Corporation, a Delaware corporation ("Avant!"), GB Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Avant! ("Sub"), Compass Design Automation, Inc., a Delaware corporation ("Compass"), and VLSI Technology, Inc., a Delaware corporation ("VLSI").

         INTENDING TO BE LEGALLY BOUND, and in consideration of the promises and mutual covenants and agreements contained herein, Avant!, Sub, Compass and VLSI hereby agree as follows:

                                      ARTICLE I:
                                      THE MERGER

         1.1 MERGER; EFFECTIVE TIME OF THE MERGER. Subject to the terms and conditions of this Agreement and Plan of Reorganization (this "Agreement") and as contemplated by the Certificate of Merger attached hereto as EXHIBIT 1.1 (the "Certificate of Merger"), Sub will be merged with and into Compass (the "Merger") in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"). The Certificate of Merger provides, among other things, the mode of effecting the Merger and the manner and basis of converting each issued and outstanding share of capital stock of Compass into shares of Common Stock, par value $.0001 per share, of Avant! ("Avant! Common Stock"). The Certificate of Merger shall be executed by Compass, Avant! and Sub prior to the Effective Date of the Merger (as defined in this Section 1.1).

         Subject to the provisions of this Agreement, the Certificate of Merger shall be filed in accordance with the DGCL on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon such filing of the Certificate of Merger (the date of such filing being hereinafter referred to as the "Effective Date of the Merger" and the time of confirmation of such filing being hereinafter referred to as the "Effective Time of the Merger") in the State of Delaware.

         1.2 CLOSING. The closing of the Merger (the "Closing") will take place as soon as practicable on the first business day after satisfaction or waiver of the conditions precedent set forth in Article VI of this Agreement (the "Closing Date"), at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, California 94025, unless a different date or place is agreed to in writing by Avant!, Sub and Compass.

         1.3 EFFECTS OF THE MERGER. At the Effective Time of the Merger, (a) the separate existence of Sub shall cease and Sub shall be merged with and into Compass (Sub and Compass are sometimes referred to herein as the "Constituent Corporations" and Compass after the Merger is sometimes referred to herein as the "Surviving Corporation"), (b) the Certificate of Incorporation of the Surviving Corporation shall be set forth in EXHIBIT 1.3(a) hereto, (c) the Bylaws of the Surviving Corporation shall be set forth in EXHIBIT 1.3(b) hereto,
(d) the directors
of the Surviving Corporation shall be Gerald C. Hsu and John P. Huyett, (e) the officers of the Surviving Corporation shall be Gerald C. Hsu, President and Chief Executive Officer and John P. Huyett, Vice President, Chief Financial Officer and Secretary and (f) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

         1.4 ESCROW. An amount of (a) the aggregate cash payment to be made to VLSI Technology, Inc. ("VLSI") and (b) the aggregate number of shares of Avant! Common Stock issuable to VLSI in connection with the Merger equal to ten percent (10%) of the total consideration paid by Avant! in the Merger (the "Escrow Proceeds") shall be held in escrow as collateral for the indemnification obligations of Compass pursuant to Article VII of this Agreement and the provisions of an escrow agreement ("Escrow Agreement") in the form attached hereto as EXHIBIT 1.4. The Escrow Proceeds shall be withheld pro rata from proceeds to be received by VLSI upon exchange of Compass shares for the right to receive cash and/or shares of Avant! Common Stock.

                                     ARTICLE II:
                         EFFECT OF THE MERGER ON THE CAPITAL
                        STOCK OF THE CONSTITUENT CORPORATIONS;
                   EXCHANGE OF CERTIFICATES;  SUPPLEMENTARY ACTION


         2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Compass:

              (a) CAPITAL STOCK OF SUB. All issued and outstanding shares of capital stock of Sub shall continue to be issued and outstanding and shall be converted into 1,000 shares of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall thereafter evidence ownership of such shares of capital stock of the Surviving Corporation into which such shares of stock of Sub have converted.

              (b)  CANCELLATION OF CAPITAL STOCK OF COMPASS.

                   (i) All shares of capital stock of Compass that are owned directly or indirectly by Compass or by any entity controlled by Compass shall be canceled and no stock of Avant! or other consideration shall be delivered in exchange therefor. For this purpose, a controlled entity shall mean a corporation or other entity whose voting securities are owned or are otherwise controlled directly or indirectly by a parent corporation or other intermediary entity in an amount sufficient to elect at least a majority of the board of directors or other managers of such corporation or other entity.

                   (ii) Each holder of a certificate representing any shares of Compass capital stock after the Effective Time of the Merger shall cease to have any rights with respect to such shares, except the right either to receive cash and/or shares of Avant! Common Stock upon surrender of such certificate, or to exercise such holder's dissenters' rights, if applicable, as provided in
Section 2.1(f) hereof and pursuant to the DGCL, or alternatively, the


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California General Corporation Law (the "CGCL"), to the extent Compass is determined to be a foreign corporation contemplated by Section 2115 of the CGCL.

              (c)  CONVERSION OF CAPITAL STOCK OF COMPASS.  Subject to
Section 2.2, at the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders thereof:

                   (i) CONVERSION OF COMPASS PREFERRED STOCK. Each share of the Series A Preferred Stock of Compass (the "Compass Preferred Stock") issued and outstanding at the Effective Time of the Merger (other than any shares of Compass Preferred Stock to be canceled pursuant to Section 2.1(b)(i) and any Dissenting Shares (as defined and to the extent provided in Section 2.1(f)) shall be canceled and extinguished and be converted automatically into the right to receive that portion of the aggregate amount of $43,800,000 (the "Merger Consideration") to which such share of Compass Preferred Stock is entitled under, and in accordance with, Article Four, Section 2(a) of the Restated Certificate of Incorporation of Compass (the "Liquidation Preference"). Such Liquidation Preference equals the sum of $1.00 per share plus all accrued but unpaid dividends. Additionally, the holders of Compass Preferred Stock shall share ratably in the difference between the Merger Consideration and the Liquidation Preference (the "Net Merger Consideration") with the holders of the Common Stock of Compass and the holders of vested options to purchase Common Stock of Compass (assuming that all such options have been exercised). The Liquidation Preference plus the portion of the Net Merger Consideration payable to the holders of Compass Preferred Stock pursuant to this Section 2.1(c)(i) (the "Compass Preferred Stock Consideration") shall be payable in a combination of cash and shares of Avant! Common Stock. For the purpose of determining the number of shares of Avant! Common Stock issuable to the holders of the Compass Preferred Stock, the price of the Avant! Common Stock shall be closing sales price of Avant! Common Stock as quoted on the Nasdaq National Market for the five (5) consecutive trading days ending three (3) business days prior to the Closing Date of the Merger (the "Average Nasdaq Per Share Price"). The total dollar and share amounts of the Compass Preferred Stock Consideration allocated to the holders of Compass Preferred Stock is set forth in EXHIBIT 2.1(c), subject to appropriate adjustments at the Closing to reflect the total of accrued but unpaid dividends as of such date and the Average Nasdaq Per Share Price.

                   (ii) CONVERSION OF COMPASS COMMON STOCK OWNED BY VLSI. Each share of the Common Stock of Compass issued and outstanding and owned by VLSI Technology, Inc. ("VLSI") immediately prior to the Effective Time of the Merger (other than any shares of Compass Common Stock to be canceled pursuant to Section 2.1(b)(i) and any Dissenting Shares (as defined and to the extent provided in Section 2.1(f)) (the "VLSI-Owned Common Stock") shall be canceled and extinguished and be converted automatically into the right to share ratably in the Net Merger Consideration with the holders of the Compass Preferred Stock, the holders of the Common Stock of Compass (excluding VLSI-Owned Common Stock) and the holders of vested options to purchase Common Stock of Compass (assuming that all such options have been exercised). Such portion of the Net Merger Consideration payable to VLSI pursuant to this Section 2.1(c)(ii) shall be payable in a combination of cash and shares of Avant! Common Stock. For the purpose of determining the number of shares of Avant! Common Stock


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issuable to VLSI pursuant to this Section 2.1(c)(ii), the price of the Avant!
Common Stock shall be the Average Nasdaq Per Share Price. The total dollar and share amounts of such portion of the Net Merger Consideration allocated to VLSI pursuant to this Section 2.1(c)(ii) is set forth in EXHIBIT 2.1(C), subject to appropriate adjustments at the Closing to reflect the total of accrued but unpaid dividends as of such date and the Average Nasdaq Per Share Price.

                   (iii) CONVERSION OF COMPASS COMMON STOCK NOT OWNED BY VLSI. Each share of the Common Stock of Compass issued and outstanding immediately prior to the Effective Time of the Merger (other than any shares of the VLSI-Owned Common Stock, any shares of Compass Common Stock to be canceled pursuant to Section 2.1(b)(i) and any Dissenting Shares (as defined and to the extent provided in Section 2.1(f)) shall be canceled and extinguished and be converted automatically into the right to share ratably in the Net Merger Consideration with the holders of the Compass Preferred Stock, the holders of the VLSI-Owned Common Stock of Compass and the holders of vested options to purchase Common Stock of Compass (assuming that all such options have been exercised). Such portion of the Net Merger Consideration allocated to the holders of the Common Stock of Compass pursuant to this Section 2.1(c)(iii) shall be payable in cash. The total dollar amount of such portion of the Net Merger Consideration allocated to the holders of the Common Stock of Compass pursuant to this Section 2.1(c)(iii) is set forth in EXHIBIT 2.1(c), subject to appropriate adjustments at the Closing to reflect the total of accrued but unpaid dividends as of such date and the Average Nasdaq Per Share Price.

              (d) CONVERSION OF COMPASS OPTIONS. At the Effective Time of the Merger, each unexpired and unexercised option to purchase shares of Compass Common Stock (a "Compass Option") granted under the stock option plans and agreements or other agreements of Compass outstanding immediately prior to the Effective Time of the Merger shall terminate and be converted into a right to receive a cash payment to the extent exercisable for vested shares (the "Option Payment") from Avant!. SCHEDULE 2.1(d) hereto sets forth a true and complete list as of the date hereof of all holders of Compass Options to purchase shares of Compass Common Stock, including the number of shares of Compass Common Stock subject to such options, a breakdown as between vested and unvested options, the exercise price per share and the term of such options and the residence address of each such holder. Three (3) days prior to the Closing Date, Compass shall deliver to Avant! an updated SCHEDULE 2.1(d) hereto current as of the Closing Date. With respect to each Compass Option, the amount of the Option Payment shall be equal to the product of (a) the pro rata share of the Net Merger Consideration minus the exercise price per share of such Option multiplied by
(b) the number of shares for which such Option is exercisable or vested at the Effective Time of the Merger. The Option Payment shall be made to the holder of the Option (or his or her successors) upon the Effective Time of the Merger.
The provisions of the 1992 Stock Option Plan and the applicable stock option agreement shall control in determining when an Option becomes exercisable or vested and to what extent an Option is forfeited in the event that the holder's service with the Company terminates. Each Compass Option shall terminate at the Effective Time of the Merger to the extent not exercisable for vested shares on such date. The parties intend that the conversion of the Compass Options hereunder will not meet the requirements of Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code") and this Section 2.1(d) shall be interpreted consistent with such


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

intention. Consistent with the terms of the Compass Options and the documents governing such Compass Options, the Merger will not accelerate any Compass Option or any right of exercise, vesting or repurchase relating thereto.
Holders of Compass Options will not be entitled to acquire Compass Common Stock following the Merger. Holders of vested Compass Options may elect to exercise such options prior to the Effective Time of the Merger and receive the consideration per share delineated in Section 2.1(c)(iii) by providing notice of such exercise and payment of the exercise price thereof to Compass at any time prior to the Effective Time of the Merger. In the event that any holder of vested Compass Options does not exercise such Compass Options prior to the Effective Time of the Merger, such Compass Options shall terminate and be converted into a right to receive the Option Payment. The right to receive the Option Payment may not be assigned or transferred. Any attempted assignment contrary to this Section 2.1(d) shall be null and void.

              (e) COMPASS CAPITAL STOCK SUBJECT TO REPURCHASE. All cash and shares of Avant! Common Stock received in the Merger in exchange for shares of Compass Preferred Stock or Compass Common Stock (collectively, the "Compass Capital Stock") that, under applicable stock purchase, stock restriction or similar agreements with Compass, are unvested or subject to a repurchase option or other condition of forfeiture that by its terms does not terminate due to the Merger ("Compass Restricted Stock") will also be unvested or subject to the same repurchase option and escrow conditions or other condition, as the case may be, and the certificates evidencing any such shares will be marked with appropriate legends. SCHEDULE 2.1(e) hereto sets forth a true and complete list of all holders of Compass Restricted Stock, including the number of shares of Compass Restricted Stock held and a breakdown as between vested and unvested shares. On the Closing Date, Compass shall deliver to Avant! an updated SCHEDULE 2.1(e) hereto current as of the Closing Date.

              (f) DISSENTERS' RIGHTS. If, as of the Effective Time of the Merger, holders of the issued and outstanding Compass Capital Stock are entitled to dissenters' rights under the DGCL, or alternatively, the CGCL to the extent Compass is determined to be a foreign corporation contemplated by Section 2115 of the CGCL and have properly exercised and not lost such dissenters' rights ("Dissenting Shares") in connection with the Merger, shares of Compass Capital Stock shall not be converted into or represent a right to receive the cash consideration and/or Avant! Common Stock pursuant to Section 2.1(c) but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares.

              (g) FRACTIONAL SHARES. No fractional shares of Avant! Common Stock shall be issued by virtue of the Merger, but in lieu thereof each holder of shares of Compass Capital Stock who would otherwise be entitled to receive a fraction of a share of Avant! Common Stock shall receive from Avant! the Average Nasdaq Per Share Price multiplied by the fraction of a share of Avant! Common Stock to which such holder would otherwise be entitled. The fractional share interests of each Compass stockholder shall be aggregated, so that no Compass stockholder shall receive cash in an amount greater than the value of one (1) full share of Avant! Common Stock.


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

         2.2  EXCHANGE OF CERTIFICATES.

              (a) EXCHANGE AGENT. Prior to the Closing Date, Avant! shall appoint Harris Trust Company to act as exchange agent (the "Exchange Agent") in the Merger.

              (b) AVANT! TO PROVIDE CASH AND COMMON STOCK. Promptly after the Effective Time of the Merger (but in no event later than ten (10) business days thereafter), Avant! shall deposit, or shall cause to be deposited, with the Exchange Agent for exchange in accordance with this Article II, the cash and the aggregate number of shares of Avant! Common Stock issuable pursuant to
Section 2.1 in exchange for outstanding shares of Compass Capital Stock.

              (c) EXCHANGE PROCEDURES. Within ten (10) business days after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding shares of Compass Capital Stock (the "Certificates") and which shares were converted into the right to receive cash and/or shares of Avant! Common Stock pursuant to Section 2.1 hereof
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Avant! may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash and/or certificates representing shares of Avant! Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Avant!, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the cash payment and/or a certificate representing the number of whole shares of Avant! Common Stock, plus cash in lieu of fractional shares in accordance with Section 2.1(g), to which such holder of Compass Capital Stock is entitled pursuant to Section 2.1 hereof. The Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Compass Capital Stock that is not registered on the transfer records of Compass, the appropriate cash payment and/or a certificate representing the number of shares of Avant! Common Stock, plus cash in lieu of fractional shares in accordance with Section 2.1(g), may be delivered to a transferee if the Certificate representing such Compass Capital Stock is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 2.2, each Certificate shall be deemed at all times after the Effective Time of the Merger to represent the right to receive upon such surrender the cash payment and/or a certificate representing the number of whole shares of Avant! Common Stock, plus cash in lieu of fractional shares in accordance with
Section 2.1(g), as provided by this Article II and the provisions of the DGCL but shall have no other right; provided, however, that customary and appropriate certifications, indemnities and bonds allowing exchange against lost or destroyed certificates shall be provided; and provided further that nothing in this Section 2.2(c) shall require Avant! to make a cash payment and/or exchange its Common Stock to any holder of Compass Capital Stock who shall fail to surrender a Certificate representing such shares or the certification, indemnities and bonds relating to a lost certificate. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Compass Capital Stock for any cash payment and/or share of Avant! Common Stock and any other cash, dividends or distributions delivered to a public official pursuant to applicable abandoned property, escheat and similar laws. Promptly following the date that is six (6) months after the Effective Date of the Merger, the Exchange Agent shall return to the Surviving Corporation the remaining portion of the cash and shares of Avant! Common Stock deposited with the Exchange Agent pursuant to
Section 2.2(b) in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the cash payment and/or a certificate representing the shares of Avant! Common Stock to which such holder is entitled pursuant hereto.

              (d) NO FURTHER OWNERSHIP RIGHTS IN COMPASS CAPITAL STOCK. The cash consideration and all shares of Avant! Common Stock delivered upon the surrender for exchange of shares of Compass Capital Stock in accordance with the terms hereof (including any cash paid for fractional shares in respect therefor) shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Compass Capital Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Compass Capital Stock that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

         2.3 SUPPLEMENTARY ACTION. If, at any time after the Effective Time of the Merger, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Compass or Sub or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of Compass and Sub, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                     ARTICLE III:
                      REPRESENTATIONS AND WARRANTIES OF COMPASS


         Compass represents and warrants to Avant! and Sub that the representations and warranties set forth below shall be true and correct as of the date hereof, except as disclosed in a document delivered by Compass to Avant! prior to the execution of this Agreement (the "Compass Disclosure Schedules"). As used in this Agreement, "Business Condition" with respect to Compass shall refer to Compass' financial condition, business (including products currently under development), property, results of operations and assets.

         3.1 ORGANIZATION, STANDING AND POWER. Compass is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Compass is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material and adverse effect on Compass' Business Condition. Compass has delivered or made available to Avant! complete and correct copies of its current charter and Bylaws, and has delivered minutes of all directors' and stockholders' meetings, complete and accurate as of the date hereof, and stock certificate books of Compass, that correctly set forth the record ownership of all outstanding shares of Compass Capital Stock and the addresses of each of its security holders.

         3.2  CAPITAL STRUCTURE.

              (a) The authorized Capital Stock of Compass consists of 40,000,000 shares of Common Stock and 2,200,000 shares of Preferred Stock. As of the date of this Agreement, there were issued and outstanding 19,628,560 shares of Compass Common Stock, and there were issued and outstanding 2,200,000 shares of Compass Series A Preferred Stock. As of the date of this Agreement, there were an aggregate of 1,880,774 shares of Common Stock reserved for issuance upon the exercise of outstanding Compass Options. SCHEDULE 3.2(a) sets forth a listing of each stockholder of Compass and the respective number of shares of each class of Compass Capital Stock owned by each such stockholder. Except as set forth on SCHEDULE 3.2(a), there are no outstanding shares of Compass Capital Stock or any other equity securities or rights to purchase equity securities of Compass, other than shares of Compass Capital Stock and Compass Options as described in this paragraph.

              (b) All outstanding shares of Compass Capital Stock are, and any shares of Compass Capital Stock issued upon exercise of any Compass Option will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Compass' charter or Bylaws or any agreement to which Compass is a party or by which Compass may be bound. Except as set forth on SCHEDULE 3.2(b), all outstanding Compass Capital Stock or other Compass securities have been issued in compliance with applicable securities laws. Except for the Compass Options, there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which Compass is a party or by which Compass may be bound that do or may obligate Compass to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Compass Capital Stock or that do or may obligate Compass to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

              (c)  Except for the Compass Preferred Stock and as set forth on
SCHEDULE 2.1(e), none of the issued and outstanding shares of Compass Capital Stock is subject to repurchase or redemption. All Compass Options have been issued in accordance with Compass' stock option plans and all applicable securities laws, including pursuant to valid permits or exemptions therefrom. The Compass stock option plans and all amendments thereto have been approved by all requisite Compass stockholder action. Compass does not have in effect any stock appreciation rights plan and no stock appreciation rights are currently outstanding. The consummation of the Merger shall not cause an acceleration in the vesting of any of Compass' Capital Stock.

              (d) Except for any restrictions imposed by applicable securities laws, the Compass Bylaws, the Compass stock option plan and agreements, and the agreements related to Compass Restricted Stock listed in SCHEDULE 2.1(e), there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of Compass Capital Stock.

              (e) Except for the Voting Agreement entered into as of the date hereof in substantially the form attached hereto as EXHIBIT 3.2(e) (the "Voting Agreement") with the parties listed on SCHEDULE 3.2(e) hereto, Compass is not a party or subject to any agreement or understanding, and there is no agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of Compass.

         3.3  SUBSIDIARIES.

              (a) SCHEDULE 3.3(a) hereto sets forth each subsidiary of Compass (each a "Subsidiary"), together with the jurisdiction of incorporation or organization of each such Subsidiary, the outstanding capital stock of each such Subsidiary, and the record owner of all such shares of capital stock. All the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Compass free and clear of all adverse claims, restrictions on voting or transfer, pledges, claims, liens, charges, encumbrances and security interests or other restrictions of any kind or nature whatsoever (collectively, "Liens"). There are no securities convertible into or exchangeable for, or any options, warrants, calls, subscriptions or other rights (preemptive or otherwise) to acquire, any shares of capital stock of such Subsidiaries or any agreements or contractual commitments other than this Agreement obligating Compass, or restricting Compass' rights, to transfer, sell or vote, the capital stock of any of such Subsidiaries owned by it, directly or indirectly. Except as set forth in SCHEDULE 3.3(a) hereto, neither Compass nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity or has any agreement, understanding, contract or commitment relating to an interest in any corporation, partnership, joint venture or other entity or Compass' or such Subsidiary's investment therein. Each Subsidiary identified on SCHEDULE 3.3(a) hereto is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

              (b) SCHEDULE 3.3(b) hereto sets forth a true and complete list of all jurisdictions in which Compass and its Subsidiaries are qualified to do business or own or lease property or have employees.

         3.4  AUTHORITY.

              (a) Compass has all requisite corporate power and authority to enter into this Agreement and the Certificate of Merger and the Escrow Agreement (collectively, the

"Related Agreements") and, subject to approval of this Agreement and the Certificate of Merger by the stockholders of Compass, to execute, deliver and perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements, the performance by Compass of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Compass, including approval by its Board of Directors, other than approval of the Compass stockholders. Each of this Agreement and the Related Agreements is a legal, valid and binding obligation of Compass enforceable against Compass in accordance with its respective terms, except (i) as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally, (ii) that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought, and
(iii) that indemnification for securities law violations may not be enforceable as a matter of public policy.

              (b)  Subject to satisfaction of the conditions set forth in
Article VI hereto, the execution and delivery of this Agreement and the Related Agreements do not and the performance and consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any conflict with, breach or violation of any statute, law, rule, regulation, judgment, order, decree, or ordinance known to Compass and applicable to Compass or its properties or assets, or conflict with or result in any conflict with, breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or the loss of a benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets of Compass pursuant to (i) any provision of the current charter or Bylaws of Compass, or
(ii) any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Compass is a party or by which Compass or any of its property or assets may be bound or affected, other than any such conflict, breach, violation or default which would not have a material and adverse effect on the Business Condition of Compass.

              (c) No consent, approval, order or authorization of, or registration, declaration of, or qualification or filing with, any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether domestic or foreign (a "Governmental Entity"), is required by or with respect to Compass in connection with the execution and delivery of this Agreement and the Related Agreements by Compass or the consummation by Compass of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger as required under the DGCL and appropriate documents with the relevant authorities of other jurisdictions in which Compass is qualified to do business, (ii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") as described in Section 5.16 and (iii) such other consents, approvals, authorizations, registrations or qualifications as may be required under applicable securities or Blue Sky laws in connection with the Merger.

         3.5 FINANCIAL STATEMENTS. Compass has delivered to Avant! a complete and accurate copy of its unaudited balance sheet at December 27, 1996, and its unaudited balance sheet at June 27, 1997, and its statement of operations, statement of cash flows and statement of stockholders' equity, including notes thereto for the year ended December 27, 1996, and the six months ended June 27, 1997, which are unaudited (collectively, "the Compass Financial Statements"). The Compass Financial Statements have been prepared internally in good faith by Compass' management and applied on a consistent basis throughout the periods indicated and with each other. Except for the absence of footnotes and customary year-end adjustments in the financial statements the Compass Financial Statements fairly present the financial position and operating results of Compass as of the dates, and for the periods, indicated therein. The Compass Financial Statements have been prepared with the understanding that: (i) materiality thresholds reflect management judgments based on consolidated VLSI financial results; (ii) no attempt has been made to apply carve out accounting principles; and (iii) income tax provisions are based on the VLSI/Compass tax sharing agreement and do not take into account FAS 109 on a separate company basis.

         3.6  PAYABLES; RECEIVABLES.

              (a) All accounts payable and notes payable by Compass to third parties as of the date hereof arose, and as of the Closing, will have arisen, in the ordinary course of business.

              (b) All of the accounts receivable and notes receivable, net of allowances, owing to Compass as of June 27, 1997 and as of the Closing are, or will be, set forth in SCHEDULE 3.6 or an updated SCHEDULE 3.6 delivered at the Closing, respectively, and constitute, and as of the Effective Time of the Merger will constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business collectible in the recorded amounts thereof, to the extent not previously collected (provided further that this representation regarding collectibility of accounts shall be breached only to the extent the sum of all uncollectible accounts exceeds the allowances in the balance sheet as of June 27, 1997 in the Compass Financial Statements or allowances made in the updated SCHEDULE 3.6 delivered at the Closing, which allowances have been and shall be calculated in a manner consistent with the methodologies and practices used by Compass in preparing its balance sheet as of December 27, 1996), and, there are no known, contingent or asserted claims, refusals to pay, rights of return, or other rights of set-off against any thereof. As of the date hereof, and as of the Closing, there is and will be no account receivable or note receivable that is pledged to any third party by Compass.

              (c) As of June 27, 1997, there are no debts, liabilities, obligations or claims against Compass of any nature, whether accrued, absolute, contingent or otherwise (collectively "Liabilities"), and whether due or to become due, that would be required to be reflected in a balance sheet, or in the notes thereto, that are not disclosed or provided for in the Compass Financial Statements or the notes thereto. As of the date hereof, Compass has no Liabilities other than those specifically set forth in the Compass Financial Statements or that have arisen in the ordinary course of business since June 27, 1997. All of Compass' general ledgers, books and records have been made available to Avant!. Compass does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Compass or its parent, VLSI. Compass' financial reserves in the Compass Financial Statements are adequate to cover claims already incurred. The provision for taxes of Compass as set forth in the Compass Financial Statements is adequate and accurate for taxes due or accrued as of such date.

         3.7 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 3.7, Compass is in compliance and has conducted its business and operations so as to comply with all laws, ordinances, rules and regulations, judgments, decrees or orders of any Governmental Entity known to Compass. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against Compass or against any of its properties or businesses, and none are pending or, to Compass' knowledge, threatened in writing. Compass has not during the past three (3) years received any governmental notice from any Governmental Entity for any violation of applicable laws or regulations. Compass has all valid and current permits, licenses, orders, authorizations, registrations, approvals and other instruments (each of which is in full force and effect), and Compass has made all filings and registrations and the like necessary or required by law to conduct its business.

         3.8 NO DEFAULTS. Except as set forth in SCHEDULE 3.8, Compass is not, and it has not received notice that it is or would be with the passage of time, in violation of any provision of its current charter or Bylaws or in default or violation of any term, condition or provision of (a) any judgment, decree, order, injunction or stipulation applicable to Compass, or (b) any agreement, note, mortgage, indenture, law, statute, rule, regulation, contract, lease, instrument, permit, concession, franchise or license to which Compass is a party or by which Compass or its properties or assets may be bound other than a default or violation that would not have a material and adverse effect on Compass' Business Condition.

         3.9 LITIGATION. Except as set forth in SCHEDULE 3.9, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the best of Compass' knowledge, threatened against Compass or, to the best of Compass' knowledge, any of its officers or directors (in their capacities as such), nor is there any reasonable basis therefor known to Compass. There is no action, suit, proceeding or investigation by Compass currently pending or which it intends to initiate. Compass is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Entity. Compass has delivered to Avant! correct and complete copies of all correspondence prepared by its counsel for Compass' independent public accountants in connection with the last three (3) completed annual Compass Financial Statements and any such correspondence since the date of the last Compass Financial Statement.

         3.10 CONDUCT IN THE ORDINARY COURSE.  Except as set forth in
SCHEDULE 3.10, since June 27, 1997, Compass has conducted its business in the ordinary course and there has not occurred:

              (a) Any change in the assets, liabilities, Business Condition or operating results from that reflected in the Compass Financial Statements at, and for the six months ended, June 27, 1997 and that might reasonably be expected to have a material and adverse affect on the Business Condition of Compass;

              (b) Any amendments or changes in the charter or Bylaws of Compass;

              (c) Any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Business Condition of Compass;

              (d) Any issuance, redemption, repurchase or other acquisition of shares of Compass Capital Stock (other than issuances pursuant to exercise of Compass Options or repurchases of Common Stock at cost in the ordinary course under the terms of agreements relating to Compass Restricted Stock), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Compass Capital Stock;

              (e) Any increase in or modification of the compensation or benefits payable or to become payable by Compass to any of its service providers or changes pursuant to employment agreements currently in effect or changes in position;

              (f) Any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including, without limitation, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its service providers;

              (g) Any (i) sale of the property or assets of Compass individually in excess of $10,000 or in the aggregate in excess of $25,000 other than inventory sales or nonexclusive end user license grants in the ordinary course of business consistent with past practice or (ii) any mortgage, pledge, transfer of a security interest in, or lien created by it, with respect to any of its properties or assets, except liens for taxes not yet due or payable (other than liens arising under existing lease financing arrangements, liens arising in the ordinary course of Compass' business that in the aggregate are not material and liens for Taxes not yet due and payable);

              (h) Any alteration in any term of any outstanding security of Compass;

              (i) Any (i) incurrence, assumption or guarantee by Compass of any debt for borrowed money other than trade indebtedness incurred in the ordinary course of business consistent with past practice; (ii) any waiver or compromise by it of a valuable right or of a debt owed to it; (iii) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by it, except that which is not material to its Business Condition;
(iv) issuance or sale of any securities convertible into or exchangeable for debt securities of Compass; or (v) issuance or sale of options or other rights to acquire from Compass, directly or indirectly, debt securities of Compass or any securities convertible into or exchangeable for any such debt securities;

              (j) Any creation or assumption by Compass of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements, liens arising in the ordinary course of Compass' business that in the aggregate are not material and liens for Taxes not yet due and payable);

              (k) Any making of any loan, advance or capital contribution to, or investment in, any person other than advances made in the ordinary course of business of Compass consistent with Compass' past practices;

              (l) Any entry into, amendment of, relinquishment, termination or nonrenewal by Compass of any contract, lease, commitment or other right or obligation other than in the ordinary course of business consistent with past practice;

              (m) Any transfer or grant of a right under the Compass Intellectual Property Rights (as defined in Section 3.17) other than those transferred or granted in the ordinary course of business consistent with past practice;

              (n) Any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Compass;

              (o) Any resignation or termination of employment of any of its key employees (and Compass does not know of the impending resignation or termination of employment of any such employee); or

              (p) Any agreement or arrangement made by Compass to take any action that, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 3.10 untrue or incorrect as of the date when made.

         3.11 ABSENCE OF UNDISCLOSED LIABILITIES.  Except as set forth in
SCHEDULE 3.11 and in the Compass Financial Statements, Compass has no liabilities or obligations (whether absolute, accrued or contingent, and whether or not determined or determinable) of a character that should be accrued, shown, disclosed, reserved or indicated in a balance sheet of Compass (including the footnotes thereto).

         3.12 DOCUMENTS AND INFORMATION SUPPLIED. The copies of all instruments, agreements, and documents delivered by Compass, its stockholders and professional advisors to Avant! and Sub or their counsel and accountants are and will be true and correct copies of such documents. No representations or warranties made by Compass in this Agreement, nor any document, information, statement, financial statement, communication, letter, certificate or exhibit prepared and furnished or to be prepared and furnished by Compass or its representatives to Avant! or Sub pursuant hereto or in connection with the transactions contemplated hereby contain or will contain any untrue statement of a material fact, or omit or will omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which made, not misleading.

         3.13 CERTAIN AGREEMENTS. Except as set forth in SCHEDULE 3.13, neither the execution and delivery of this Agreement or any of the Related Agreements nor the consummation of the transactions contemplated hereby or thereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any service provider of Compass under any Plan (as defined in Section 3.14 below) or otherwise, (b) materially increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

         3.14  EMPLOYEE PLANS.

               (a) Compass has not failed to comply in any material respect with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, all applicable federal, state, and local laws, rules, and regulations relating to employment, and all applicable laws, rules, and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of compensation of employees, except where the failure to so comply will not have a material and adverse effect on Compass' Business Condition.

               (b) Compass is not a party to, nor has Compass made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

               (c) All plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) maintained by or on behalf of Compass that provide deferred or incentive compensation, stock options or other stock purchase rights, severance or termination pay, medical, dental, death, disability or accident benefits (whether or not insured), collective bargaining agreements, or pension, profit sharing, savings or retirement benefits to, or for the benefit of, any active, former or retired service providers of Compass or their spouses or dependents are set forth in
SCHEDULE 3.14 (collectively, the "Plans").

               (d) Compass has made available to Avant! or their counsel complete and accurate copies of each Plan. Compass has prepared in good faith and timely filed all requisite governmental reports and has properly and timely posted, or distributed all notices and reports to employees required to be filed, posted, or distributed with respect to each Plan, except where the failure to so comply will not have a material and adverse affect on Compass' Business Condition. Each Plan has at all times been operated and administered in all material respects in accordance with its terms and all applicable laws currently in effect, including ERISA and the Code, and including but not limited to, amendments to Section 401(a) of the Code enacted by the Tax Reform Act of 1986, the Omnibus Budget Reconciliation Act of 1986, the Omnibus Budget Reconciliation Act of 1987, the Technical and Miscellaneous Revenue Act of 1988, and the Omnibus Budget Reconciliation Act of 1989.

               (e) Compass has not violated in any material respect any of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") applicable to its employees prior to the Time of Closing.

               (f) There are no "reportable events" under Section 4043 of ERISA with respect to any pension benefit plan within the meaning of
Section 3(2) of ERISA, subject to Title IV of ERISA, and Compass has not incurred any liability under Title IV of ERISA in connection with the termination of any pension benefit plan or the complete or partial withdrawal from any multiemployer plan within the meaning of Section 3(37) of ERISA.

         3.15 MAJOR CONTRACTS. Except as set forth in SCHEDULE 3.15, Compass is not a party to or subject to:

               (a) Any union contract or any employment or consulting contract or arrangement other than stock option or stock purchase agreements or proprietary information agreements, written or oral with any director, officer or affiliate;

               (b) Any original equipment manufacturer agreement, distribution agreement, volume or quantity purchase agreement or other similar agreement (each a "Distribution Agreement"), or joint marketing, joint development or joint venture contract or arrangement or any other agreement that has involved or is expected to involve a sharing of profits with other persons or provides for payments of more than $75,000 per annum;

               (c) Any lease for real or personal property involving payments of more than $75,000 per annum;

               (d) Any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, leasehold obligations or otherwise;

               (e) Any license agreement over $100,000, either as licensor or licensee other than standard end-user licensing agreements entered into in the ordinary course of business;

               (f) Any contract containing covenants purporting to limit the freedom of Compass directly or indirectly to distribute or otherwise compete in any line of business in any geographic area or with any third party;

               (g) Any agreement of indemnification, except indemnification provided in the ordinary course of business for officers and directors pursuant to applicable corporate law;

               (h) Any agreement, contract or commitment relating to capital expenditures involving payments of more than $75,000 per annum;

               (i) Any agreement, contract or commitment relating to the disposition or acquisition by Compass of any assets (other than Inventory) or any Compass Intellectual Property Rights (as defined in Section 3.17 below), other than nonexclusive object code end-user license grants in the ordinary course of business;

               (j) Any agreement providing for minimum payment or resale obligations, ongoing support or research and development obligations, or warranty obligations on the part of Compass, except arrangements entered into in the ordinary course of business;

               (k) Any agreement for the provision of products or securities to any Governmental Entity, except customer agreements entered into in the ordinary course of business;

               (l) Any agreement requiring a commitment of Compass resources or personnel to market, distribute or license products or technology, whether on a best-efforts basis or otherwise;

               (m) Any other agreement, contract, letter of intent, memorandum of understanding or commitment that is material to Compass and that provides for payments of more than $75,000 per year;

               (n) Service contracts in excess of $100,000 for products and contracts relating to material amounts of deferred revenues; or

               (o) Any sole or limited source supplier agreements (written or oral).

         Except as set forth on SCHEDULE 3.15, each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment to which Compass is a party or by which it is bound as set forth in SCHEDULE 3.15 (or required to be set forth in SCHEDULE 3.15) (i) is valid and binding on Compass, (ii) is in full force and effect and (iii) has not been breached by Compass or, to the best of Compass' knowledge, any other party thereto in a manner that is material and adverse to the Business Condition of Compass. To the best of Compass' knowledge, no party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or arrangement. Compass is not aware of any facts from which it should reasonably conclude that it will not be able to perform in all material respects the obligations required to be performed by it subsequent to the date hereof under each such agreement, which non-performance would reasonably be expected to result in a material and adverse change to the Business Condition of Compass.

         3.16 TAXES. Federal income tax returns and certain other Tax returns have been filed on a combined or consolidated basis by VLSI. All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax authority with respect to any Taxable period ending on or before the Closing (or, in the case of a Tax Return that is not filed with respect to a period) that is due on or before the Closing, by or on behalf of Compass (collectively, "Tax Returns" and individually a "Tax Return"), have been or will be completed and filed when due (including any extensions of such due date), all such Tax Returns were or will be complete and accurate as filed, and all amounts shown due on such Tax Returns on or before the Effective Time of the Merger have been or will be paid on or before such date. The Compass Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes (whether or not shown as due on the Tax Returns) with respect to all periods or portions thereof through June 27, 1997 and Compass has not incurred and will not incur any Tax liability in excess of the amount reflected on its June 27, 1997 balance sheet included in the Compass Financial Statements with respect to such periods or portions thereof, and (ii) fully accrues all material liabilities for Taxes payable after June 30, 1997 with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Compass Financial Statements relating to Tax matters is true, complete and accurate in all material respects. No Tax liability since June 27, 1997 has been incurred by Compass in excess of the amount of Tax liability that would have been incurred in the ordinary course of business of Compass during such period had Compass not been a member of an affiliated, consolidated, combined or unitary group for Tax purposes during any part of such period and adequate provision has been made by Compass for all Taxes since that date on at least a quarterly basis. Compass has withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld. Except as set forth on SCHEDULE 3.16, to the best knowledge of Compass, no Tax Returns filed with respect to Taxable years of Compass through the Taxable year ended December 31, 1996 in the case of the United States, have been examined and closed. Compass (or any member of any affiliated or combined group of which Compass has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect. Except as set forth on SCHEDULE 3.16, there is no material claim, audit, action, suit, proceeding, or (to the best knowledge of Compass) investigation now pending or (to the best knowledge of Compass) threatened against or with respect to Compass in respect of any Tax or assessment. Except as set forth on SCHEDULE 3.16, no notice of deficiency or similar document of any Tax authority has been received by Compass, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority that could, if determined adversely to Compass, materially and adversely affect the liability of Compass for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Compass. Compass is in full compliance with all the terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither Compass nor any person on behalf of Compass has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of
Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by Compass. None of the assets of Compass is property that Compass is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former
Section 168(f)(8) of the Code. None of the assets of Compass directly or indirectly secures any debt the interest on which is tax exempt under
Section 103(a) of the Code. None of the assets of Compass is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Compass has not made and will not make a deemed dividend election under Treas. Reg. Section 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Compass has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. Except as set forth on
SCHEDULE 3.16 hereto, Compass does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country. All material elections with respect to Compass' Taxes made during the fiscal years ending December 27, 1994, 1995 and 1996 are reflected on the Compass Tax Returns for such periods, copies of which have been provided to Avant!. There is no agreement, contract or arrangement to which Compass is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. Compass is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than Compass nor does Compass owe any amount under any such Agreement. Compass has previously provided or made available to Avant! true and correct copies of all Tax Returns, and, as reasonably requested by Avant!, prior to or following the date hereof, presently existing information statements and reports. Compass is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, Compass has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. For purposes of this Agreement, the following terms have the following meanings:
"Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3.16, the term "Compass" means Compass and any entity included in, or required to be included in, or required under generally accepted accounting principles ("GAAP") to be included in any of the Compass Financial Statements.

         3.17  INTELLECTUAL PROPERTY.

               (a) Except as otherwise set forth in SCHEDULE 3.17, Compass owns, or is licensed or otherwise entitled to exercise, without material restriction, all rights to all patents, trademarks, trade names, service marks, copyrights, mask work rights, trade secret rights and other intellectual property rights, and any applications or registrations therefor, and all mask works, net lists, schematics, technology, source code, know-how, computer software programs and all other tangible and intangible information or material used in the business of Compass as currently conducted or in connection with products currently under development without any conflict or infringement of the rights of others (collectively, the "Compass Intellectual Property Rights").
All of the trademarks, trade names, service marks and registered copyrights included in such Compass Intellectual Property Rights are set forth in
SCHEDULE 3.17. Except as set forth on SCHEDULE 3.17, Compass has no patents, patent applications or copyright registrations. In addition, Compass has taken all reasonable and practicable steps (including, without limitation, entering into confidentiality and non-disclosure agreements with all officers and employees of and consultants to Compass with access to or knowledge of Compass' Intellectual Property Rights that Compass wishes to maintain as confidential) to maintain the secrecy and confidentiality of and its proprietary rights in, all Compass Intellectual Property Rights that Compass wishes to maintain as confidential.

               (b) SCHEDULE 3.17 also lists (i) all patents and patent applications and all registered copyrights, trade names, trademarks, service marks and other company, product or service identifiers included in the Compass Intellectual Property Rights, and specifies the jurisdictions in which each such Compass Intellectual Property Right has been registered, including the respective registration numbers; (ii) other than nonexclusive end-user licenses entered into in the ordinary course of business, all licenses, sublicenses and other agreements as to which Compass is a party and pursuant to which Compass or any other person is authorized to use any Compass Intellectual Property Right; and (iii) all licenses under which Compass is or may be obligated to make royalty or other payments. Copies of all licenses, sublicenses, and other agreements identified pursuant to clause (ii) above have been delivered by Compass to Avant!.

               (c) Compass is not in violation in any material respect of any license, sublicense or agreement described in SCHEDULE 3.17. As a result of the execution and delivery of this Agreement or the performance of Compass' obligations hereunder, Compass will not be in violation in any material respect of any license, sublicense or agreement described in SCHEDULE 3.17, or lose or in any way impair any rights pursuant thereto.

               (d) Compass is the absolute owner or exclusive licensee of, with all necessary right, title and interest in and to (free and clear of any liens, encumbrances or security interests), the Compass Intellectual Property Rights and has rights to the use, sale, license or disposal thereof in connection with the services or products in respect of which the Compass Intellectual Property Rights are being used or proposed to be used in connection with products currently under development.

               (e) No claims with respect to the Compass Intellectual
Property Rights have been asserted to Compass, or to Compass' knowledge, are threatened by any person, (i) to the effect that Compass infringes any copyright, patent, trade secret, or other intellectual property right of any third party or violates any license or agreement with any third party, (ii) contesting the right of Compass to use, sell, license or dispose of any Compass Intellectual Property Rights, or (iii) challenging the ownership, validity or effectiveness of any of the Compass Intellectual Property Rights.

               (f) To Compass' knowledge, all trademarks, service marks, and other company, product or service identifiers held by Compass are valid and subsisting.

               (g) To the best of Compass' knowledge, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Compass Intellectual Property Rights by any third party, including, without limitation, any service provider of Compass; Compass has not been sued or charged as a defendant in any claim, suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights. To Compass' knowledge, it does not have any infringement liability with respect to any patent, trademark, service mark, copyright or other intellectual property right of another.

               (h) No Compass Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by Compass. Compass has not entered into any agreement to indemnify any other person against any charge of infringement of any Compass Intellectual Property Right, except in the ordinary course of business. Compass has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Compass Intellectual Property Right. Compass has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Compass Intellectual Property Rights developed or owned by Compass, except patents and patent applications previously assigned to VLSI.

         3.18 EMPLOYEE AGREEMENTS. To the best of Compass' knowledge, no service provider of Compass is in violation of any term of any judgment, decree or order, or any term of an employment contract (whether written or verbal), patent or trademark disclosure agreement or any other contract or agreement relating to the relationship of any such service provider with Compass or any other party (including prior employers), because of the nature of the business now conducted by Compass. Each current and former service provider of Compass has executed a proprietary information and inventions agreement (or similar agreement) with Compass in the form then being used by Compass, all of which forms have been attached to SCHEDULE 3.18.

         3.19  RESTRICTIONS ON BUSINESS ACTIVITIES.  Except as set forth in
SCHEDULE 3.19, there is no agreement, judgment, injunction, order or decree binding upon Compass or which has or could reasonably be expected to have the effect of prohibiting or significantly impairing any material business practice of Compass, any material acquisition of property by Compass, or the continuation of the business of Compass as currently conducted.

         3.20  TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES:
CONDITION OF EQUIPMENT.

               (a) Compass does not own any real property.

               (b) All of the existing Compass real property leases have been previously delivered to Avant!. SCHEDULE 3.20 sets forth a complete and accurate list of all real property leased by Compass.

               (c) Compass owns or has valid leasehold interests in all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens (other than liens for Taxes that are not yet delinquent), charges, pledges, security interests or other encumbrances, except as reflected in the Compass Financial Statements and except for such imperfections of title and encumbrances, if any, that are not substantial in character, amount or extent, and that do not and are not reasonably likely to materially detract from the value, or interfere with the use, as presently conducted, of the property subject thereto or affected thereby. Compass has delivered to Avant! correct and complete copies of each lease identified in
SCHEDULE 3.20 and such lease(s) are valid and enforceable by Compass in accordance with their terms, except (i) as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally, and (ii) that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. Compass has received no notice that, and, to the best of Compass' knowledge, no circumstance exists which, with the passage of time or the giving of notice could constitute a default under, any such lease(s).
Except as set forth in SCHEDULE 3.20, no consent of any party is required to any lease of which Compass is a party as a consequence of the Merger.

               (d) Each item of machinery and equipment (the "Equipment") owned or leased by Compass is listed in SCHEDULE 3.20, except such Equipment which individually has a net book value of less than $50,000. The Equipment is
(i) adequate for the conduct of the business of Compass consistent with its past practice, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition, (iv) regularly and properly maintained, and (v) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business.

               (e) Since June 27, 1997, there has not occurred any transfer of title other than in the ordinary course of business, any material abandonment, or any material pilferage or any other material loss with respect to, any of its property, plant or equipment.

               (f) SCHEDULE 3.20 also contains a true and correct list of all of the physical assets (including fixed assets) having a net book value in excess of $50,000 owned or leased by Compass or on consignment, provided that leased property may be summarized on such schedule by lessor, lease number, amount financed and type of equipment. All improvements on leased property used in the business of Compass and the present use thereof are performed in all material respects in accordance with all applicable laws. The net book value of any fixed assets used in Compass' business has not been written up or down, other than pursuant to depreciation or amortization expense in accordance with its historical practice.

         3.21 GOVERNMENTAL AUTHORIZATIONS AND LICENSES. SCHEDULE 3.21 sets forth all of Compass' licenses, authorizations, permits, concessions, certificates and other franchises of any Governmental Entity required to operate its business as currently conducted (collectively, the

Government Licenses). Compass is in compliance in all material respects with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such Government Licenses. The Government Licenses are in full force and effect. There is not now pending, nor, to the best of Compass' knowledge, is there threatened, any action, suit, investigation or proceeding against Compass before any Governmental Entity with respect to the Government Licenses, nor is there any issued or outstanding notice, order or complaint with respect to the violation by Compass of the terms of any Government License or any rule or regulation applicable thereto.

         3.22  ENVIRONMENTAL MATTERS.

               (a) For purposes of this Section 3.22, the following terms shall have the following meanings:

                        (i) "Court Order" shall mean any judgment, order, award or decree of any foreign, federal, provincial, state, local or other court or tribunal, or any Governmental Entity, and any award in any arbitration proceeding.

                        (ii) "Disposal Site" shall mean landfill, disposal agent, waste hauler or recycler of Hazardous Materials.

                        (iii) "Environmental Encumbrance" shall mean any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind in favor of any Governmental Entity for (i) any liability under any Environmental Law or (ii) damages arising from, or costs incurred by such Governmental Entity in response to, a Release or threatened Release of Hazardous Material into the environment.

                        (iv)    "Environmental Laws" shall mean all
Requirements of Laws that relate to any Hazardous Material, any Hazardous Materials Activities or the use, handling, transportation, production, spin, lead pumping, injection, deposit, disposal discharge, Release, threatened Release, migration, emission, sale or storage of, or the exposure of any person to, Hazardous Material

                        (v) "Governmental Permits" shall mean all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Entity.

                        (vi) "Hazardous Material" shall mean any material or substance that is prohibited or regulated by any Requirement of Law or that is designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

                        (vii) "Hazardous Materials Activities" shall mean the generation, release, storage, use, handling, transportation, distribution, sale, Release or threatened Release of, or Remedial Action concerning any Hazardous Material, performed in connection with Compass' business or the Real Property.

                        (viii) "Real Property" shall mean real property now or at any time in the past owned or leased by Compass or any predecessors.

                        (ix) "Release" shall mean release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Material in, on, under or through the Real Property or the air, soil, surface water, ground water or improvements thereof.

                        (x) "Remedial Action" shall mean any reporting, investigation, characterization, feasibility study, health assessment, risk assessment, remediation, treatment, recycling, removal, transport, monitoring, maintenance or any other activity incident to the Release, threatened Release, investigation, remediation or removal of Hazardous Material existing on the Real Property or in, on, under or through the air, soil, ground water, surface water or improvements thereof.

                        (xi) "Requirements of Laws" shall mean any laws, statutes, regulations, rules, guidelines, codes, ordinances, judgments, injunctions' decrees, orders, permits, approvals, treaties or protocols enacted, adopted, issued or promulgated by any Governmental Entity (including, without limitation, those pertaining to electrical building, zoning, environmental and occupational safety and health requirements) or common law in effect on the date hereof.

               (b) Except to the extent described in reasonable detail in
SCHEDULE 3.22 hereto:

                        (i) Compass complies in all respects with any applicable existing federal, state or local law, statute or regulation, or any existing decree, order, arbitration award, or any license or permit issued by any federal, state or local governmental authority relating to the Environmental Laws, including, without limitation, Environmental Laws relating to: (i) Hazardous Materials; (ii) air, water and noise pollution; (iii) ground water contamination; (iv) the release or threatened release into the environment of Hazardous Materials; (v) the protection of wildlife, marine sanctuaries and wetlands; (vi) the protection of natural resources; (vii) storage tanks, vessels and related equipment; (viii) abandoned or discarded barrels, containers and other closed receptacles; (ix) health and safety of employees and other persons; and (x) otherwise relating to the manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Hazardous Materials;

                        (ii) Compass has obtained all environmental health and safety Governmental Permits necessary for its operation or required by any Environmental Laws, all such Governmental Permits are in good standing, and Compass is in compliance in all material respects with all terms and conditions of such permits;

                        (iii) to Compass' knowledge, none of Compass nor any of the Real Property or present or past Compass operations is subject to any pending or ongoing investigation by notice or order from or agreement with any person with respect to (A) any claim of Environmental Law, (B) any Remedial Action or (C) any claim of losses and expenses arising from the Release or threatened Release of Hazardous Material;

                        (iv) Compass is not subject to any pending or existing judicial or administrative proceeding, Court Order or settlement alleging or addressing a violation of or liability under any Environmental Law;

                        (v) Compass has not filed, and Compass does not intend to file any notice or report under any Environmental Law reporting a violation of any Environmental Law;

                        (vi) to Compass' knowledge, there is not now, and there has never been, on or under any Real Property; (A) any underground storage tank or surface impoundment; or (B) any landfill or waste pile that either is or was used to dispose or store any Hazardous Material or contains or contained Hazardous Material;

                        (vii) Compass has not received any notice of claim to the effect that it is or may be liable to any person as a result of the Release or threatened Release of Hazardous Material into the environment or any Hazardous Materials Activities from or on any Real Property;

                        (viii) There are no written notices or written complaints which Compass has received in violation of the Environmental Laws;

                        (ix) Compass is not aware of any Environmental Encumbrance on any Real Property;

                        (x) to Compass' knowledge, any asbestos-containing material that is on or part of any Real Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law;

                        (xi) none of the products Compass manufactures, distributes or sells or has manufactured, distributed or sold in the past, contains substantial amounts of asbestos containing material;

                        (xii) to Compass' knowledge, no Hazardous Material is present on Real Property;

                        (xiii) Hazardous Materials Activities (A) have been conducted in compliance with applicable Environmental Laws, and (B) have not resulted in the exposure of any person to Hazardous Material in a manner that has or will cause an adverse health effect to such person;

                        (xiv) no Court Order, action, proceeding, liability or claim exists or, to Compass' knowledge, is threatened, against any Disposal Site used by Compass or against

Compass with respect to any transfer or release of Hazardous Materials by Compass to a Disposal Site used by Compass, and there is no valid basis for such claim based on any conduct of Compass;

                        (xv)    Compass is not aware of any fact or
circumstance that is reasonably expected to involve Compass in any environmental litigation or impose upon Compass any environmental liability that would have a material and adverse effect on the Business Condition of Compass; and

                        (xvi)   Compass has no records pertaining to
environmental audits or environmental assessments of any Real Property.

               (c) Except to the extent described in reasonable detail on
SCHEDULE 3.22 attached hereto, there have been no events, conditions, circumstances, activities, practices, incidents, actions or plans (i) which may prevent continued compliance by Compass with the Environmental Laws or which may give rise to any criminal or civil liability on the part of Compass or Avant! under the Environmental Laws, and (ii) which could have a material adverse effect on the Compass' Business Condition.

         3.23 INSURANCE. Excluding any policies held by VLSI that included coverage for Compass as a majority-owned subsidiary, SCHEDULE 3.23 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Compass, and the amounts of coverage under each such policy and bond of Compass. Compass has not been refused any requested coverage and no material claim made by Compass has been denied by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and Compass is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Compass is in compliance in all material respects with each of such policies. Compass does not know of any threatened termination of, the invalidation of any coverage of or premium increase with respect to, any of such policies.

         3.24 LABOR MATTERS. Compass is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and Compass is not engaged in any unfair labor practice. Compass has not received any notice from any Governmental Entity; and, to the best of Compass' knowledge, there has not been asserted before any Governmental Entity, any claim action or proceeding to which Compass is a party or involving Compass, and there is neither pending nor, to the best of Compass' knowledge, threatened any investigation or hearing concerning Compass arising out of or based upon any such laws, regulations or practices. There are no strikes or labor disputes pending or threatened by or any attempts at union organization of any Compass employees. No employee or group of employees whose continued services are material to Compass business as presently conducted and as intended to be conducted with regard to products currently under development has terminated employment and, to the best of Compass' knowledge, there is none that intends to do so.

         2.25 PERSONNEL. Set forth on SCHEDULE 3.25 is a true and complete list identifying all current directors, officers, regular and temporary employees, independent contractors and consultants of Compass, as of the date hereof, setting forth the job title of, salary (including bonuses and commissions) payable to each such person and the location at which each employee is based. None of such service providers whose annual base compensation exceeds $100,000 has indicated to Compass a present intention to resign or retire. Except as may be modified by law for employees outside the State of California, the employment of each of Compass' employees is at-will employment. Except as set forth on SCHEDULE 3.25, Compass does not have any obligation (i) to provide any particular form or period of notice prior to termination or (ii) to pay any of such employees any severance benefits in connection with their termination of employment or service. In addition, no severance pay will become due to any Compass employees or other service providers in connection with the Merger as a result of any Compass agreement, plan or program. Except as set forth on
SCHEDULE 3.25, Compass has not entered into any consulting agreements with any service provider who owes services to or are owed compensation by Compass for services provided.

         3.26 QUESTIONABLE PAYMENTS. Neither Compass nor any director, officer or other employee, agent or representative of Compass has (a) made any illegal payments or provided services or other favors that are illegal in the United States of America or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Entity with respect to any aspect of the business of Compass; or (b) made any political contributions that would not be lawful under the laws of the United States or the foreign country in which such payments were made. To Compass' knowledge, neither Compass nor any director, officer or other employee, agent or representative of Compass has been the subject of any inquiry or investigation by any Governmental Entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of Compass or with respect to any political contribution.

         3.27 THIRD-PARTY CONSENTS. Except as set forth in SCHEDULE 3.27 and except as required by the HSR Act and except for approval of the Merger by Compass' stockholders, no consent or approval is needed from any third party in order to effect the Merger or any of the transactions contemplated hereby, or those that a third party has, to Compass' knowledge, decided are necessary to avoid the loss of rights to use Compass Intellectual Property Rights. The Compass stockholders that are party to the Voting Agreement represent a sufficient majority of Compass stockholders to approve the Merger and related transactions.

         3.28  RELATED PARTY TRANSACTIONS.  Except as set forth in
SCHEDULE 3.28, no employee, officer or director of Compass or member of his or her immediate family is indebted to Compass, nor is Compass indebted (or committed to make loans or extend or guarantee credit) to or subject to a guarantee from any of them. None of such persons has any direct or indirect ownership interest in any firm or corporation with which Compass is affiliated or with which Compass has a business relationship, or any firm or corporation that competes with Compass, except that the employees, officers or directors of Compass and members of their immediate families may own stock in publicly traded companies that may compete with Compass. No member of the immediate family of any officer or director of Compass is directly interested in any contract with Compass.

         3.29 CUSTOMERS. SCHEDULE 3.29 sets forth a list of the names of the ten (10) largest customers of Compass during the past twelve (12) months (determined on the basis of revenues and expenses, respectively, during such period). Compass has not been informed by any of such customers that such customer has terminated, or intends to reduce or terminate the use of Compass products.

         3.30  BANK ACCOUNTS AND POWERS OF ATTORNEY.  Set forth in
SCHEDULE 3.30 is an accurate and complete list showing (a) the name and address of each bank in which Compass has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto and (b) the names of all persons, if any, holding powers of attorney from Compass and a summary statement of the terms thereof.

         3.31 PRODUCTS. Compass has delivered to Avant! copies of its warranty policies and all outstanding warranties or guarantees relating to any of Compass' products other than warranties or guarantees implied by law. Compass is not aware of any claim asserting (a) any material damage, loss or injury caused by any product, or (b) any breach of any express or implied product warranty or any other similar claim with respect to any product other than standard warranty obligations (to replace, repair or refund) made by Compass in the ordinary course of business.

         3.32 BROKERS OR FINDERS; PROFESSIONAL FEES. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Compass or any stockholder of Compass except Deutsche Morgan Grenfell Inc. for whom VLSI shall be solely responsible.

                                     ARTICLE IV:
                   REPRESENTATIONS AND WARRANTIES OF AVANT! AND SUB

         Avant! and Sub represents and warrants to Compass that the representations and warranties set forth below shall be true and correct as of the date hereof. As used in this Agreement, Business Condition with respect to Avant! shall refer to Avant! and all of its subsidiaries taken as a whole and shall mean the financial condition, business (including products currently under development), results of operations and assets of Avant! and all of its subsidiaries taken as a whole.

         4.1 ORGANIZATION; STANDING AND POWER. Each of Avant! and Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Avant! is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on Avant!'s Business Condition.

         4.2   AUTHORITY.

               (a) Avant! and Sub have all requisite corporate power and authority to enter into this Agreement and the Related Agreements (to the extent each is a party), to execute, deliver and perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements, the performance by Avant! and Sub of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Avant! and Sub, including approval by their respective Boards of Directors and by Avant! as the sole stockholder of Sub. Each of this Agreement and the Related Agreements is a legal, valid and binding obligation of Avant! and Sub enforceable against Avant! and Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

               (b) Subject to satisfaction of the conditions set forth in
Article VI hereto, the execution and delivery of this Agreement and the Related Agreements do not and the performance and consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of any statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to Avant! or Sub or their respective properties or assets, or conflict with or result in any conflict with, breach or violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or the loss of a benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets of Avant! or Sub pursuant to (i) any provision of their respective Certificate of Incorporation or Bylaws, or
(ii) any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Avant! or Sub is a party or by which Avant! or Sub or any of their respective property or assets may be bound or affected.

               (c) No consent, approval, order or authorization of, or registration, declaration, qualification, or filing of or with, any Governmental Entity is required by or with respect to Avant! or Sub in connection with the execution and delivery of this Agreement or the Related Agreements or the consummation by Avant! and Sub of the transactions contemplated hereby, except for (i) the filing of documents with, and the obtaining of orders from, the various securities or "blue sky" authorities, (ii) the making of such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as are required in connection with the transactions contemplated by this Agreement,
(iii) the filing of the Certificate of Merger with the appropriate documents with the relevant governmental authorities, and (iv) compliance with the HSR Act as described in Section 5.16.

         4.3 VALID ISSUANCE OF SHARES OF COMMON STOCK OF AVANT!. The Shares of Avant! Common Stock, when issued, sold and delivered to the stockholders and optionholders of Compass in accordance with the terms hereof for the consideration described herein, will be duly authorized, validly issued, fully paid and non-assessable and will be issued in compliance with all applicable securities laws and will be free and clear of any liens, claims, encumbrances or restrictions other than liens or encumbrances created by or imposed upon the holders hereof.

         4.4   AVANT! FINANCIAL STATEMENTS.  The financial statements of
Avant! included in the Registration Statement on Form S-1, as amended, and the annual, quarterly or other reports filed on or prior to the Closing Date by Avant! with the Securities and Exchange Commission (the "SEC") (the "Avant! Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements as permitted by published rules and regulations of the SEC) and fairly present the consolidated financial position of Avant! and its consolidated subsidiaries at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal recurring audit adjustments). There has been no change in Avant!'s accounting policies or estimates, except as described in the notes to the Avant! Financial Statements. There has been no material and adverse change in Avant!'s Business Condition subsequent to June 30, 1997.

         4.5 LITIGATION. There is no action, suit, proceeding, arbitration or investigation pending against Avant! or Sub that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

         4.6 REPORTS. Avant! has furnished or made available to Compass complete and accurate copies, as amended or supplemented, of (i) its Registration Statement on Form S-1, as amended, filed with the SEC, (ii) its Quarterly Reports on Form 10-Q filed with the SEC since Avant! became obligated to file such reports, and (iii) all other reports and filings made with the SEC, including current reports on Form 8-K since Avant! became obligated to file such reports (such reports and other filings, together with any amendments or supplements thereto, are collectively referred to herein as the "Avant! Reports"). As of their respective filing dates, the Avant! Reports complied in all material respects with the rules and regulations promulgated by the SEC, and none of the Avant! Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Avant! has made all filings required under the rules and regulations promulgated by the SEC.

         4.7 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Avant! or Sub that has or could reasonably have the effect of prohibiting or significantly impairing any business practice of Avant!, any acquisition of property by Avant!, or the continuation of the business of Avant! as currently conducted or as currently proposed to be conducted.

         4.8 BROKERS OR FINDERS; PROFESSIONAL FEES. No third party shall be entitled to receive any brokerage commissions, finder's fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Avant! or Sub.

         4.9 CONDUCT IN THE ORDINARY COURSE. Since June 30, 1997, there has not occurred any amendments or changes in the charter or Bylaws of Avant! or any agreement or arrangement made by Avant! to do the same.

         4.10 THIRD-PARTY CONSENTS. No consent or approval is needed from any third party in order to enable Avant! and Sub to effect the Merger or any of the transactions contemplated hereby.

         4.11 DUE DILIGENCE INVESTIGATION. In each case, without affecting the right of Avant! and Sub to rely on the representations, covenants and warranties made herein by Compass:

               (a) Each of Avant! and Sub acknowledges that: (i) it has had the opportunity to visit with Compass and meet with its officers and other representatives to discuss the business and the assets, liabilities, financial condition, cash flow and operations of Compass, and (ii) all materials and information requested by Avant! have, to Avant!'s knowledge, been provided to Avant! to Avant!'s reasonable satisfaction.

               (b) Each of Avant! and Sub acknowledges that it has made its own independent examination, investigation, analysis and evaluation of Compass, including its own estimate of the value of Compass' business.

               (c) Each of Avant! and Sub acknowledges that it has undertaken such due diligence (including, without limitation, a review of the assets, liabilities, books, records and contracts of Compass) as it deems adequate.

                                      ARTICLE V:
                          CONDUCT AND TRANSACTIONS PRIOR TO
                        EFFECTIVE TIME; ADDITIONAL AGREEMENTS


         5.1 CONDUCT OF BUSINESS OF COMPASS. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time of the Merger, Compass shall carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of this Agreement and, to the extent consistent with such business, use its best efforts to preserve intact its present business organizations, keep available the services of its present service providers and preserve its relationships with customers, suppliers, distributors, licensers, licensees, and others with whom it has business dealings, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time of the Merger. Compass shall promptly notify Avant! of any material event or occurrence not in the ordinary course of business of Compass, and any event that would reasonably be expected to have a material and adverse effect on the Business Condition of Compass. Except as expressly contemplated by this Agreement, Compass, without the prior written consent of Avant! or Sub shall not:

               (a) Accelerate, amend or change the period of exercisability of options, warrants, stock or purchase rights or authorize cash payments in exchange therefor;

               (b) Enter into any commitment or transaction not in the ordinary course of business to be performed over a period longer than six (6) months in duration, or, except as in accordance with its existing capital budget previously disclosed to Avant!, to purchase fixed assets with an aggregate purchase price exceeding $10,000;

               (c) Grant any severance or termination pay to any service provider, except mandatory payments made pursuant to standard written agreements outstanding on the date hereof (with any such agreement or arrangement to be disclosed in SCHEDULE 3.18);

               (d) Transfer to any person or entity any rights to the Compass Intellectual Property Rights, except licenses of Intellectual Property Rights in connection with the sale of Compass products in the ordinary course of business consistent with past practice;

               (e) Enter into or amend any agreements pursuant to which any other party is granted marketing or other similar rights of any type or scope with respect to any products of Compass;

               (f) Violate, amend or otherwise modify, in any material respect, the terms of any contract listed in SCHEDULE 3.15;

               (g) Commence a lawsuit other than for the routine collection of bills;

               (h) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Compass Capital Stock, or split, combine or reclassify any of its Common Stock or issue or authorize the issuance of other securities in respect of, in lieu of, or in substitution for shares of Compass Capital Stock, or repurchase or otherwise acquire, directly or indirectly, any shares of Compass Capital Stock except as set forth in the Compass Disclosure Schedules, pursuant to the exercise of outstanding Compass Options or pursuant to repurchases of Common Stock at cost from former service providers in accordance with the terms of agreements providing for the repurchase of shares in connection with any termination of service to Compass or repurchase of Compass options pursuant to a rescission offer.

               (i) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of or authorization of, the purchase of any shares of Compass Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Compass Common Stock upon the exercise of Compass Options;

               (j) Cause or permit any amendments to Compass' charter or Bylaws, or take any action or make any filings with any federal or state regulatory agency or department that would modify or alter Compass' corporate, legal or regulatory status in any material respect;

               (k) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Business Condition of Compass, except as in accordance with its existing capital budget previously disclosed to Avant!;

               (l) Sell, lease, license or otherwise dispose of any of its properties or assets except in the ordinary course of business;

               (m) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

               (n) Adopt or amend any plan, or enter into any employment contract, pay any special bonus or special remuneration to any service provider, or increase the salaries or wage rates of its employees other than pursuant to scheduled employee reviews under normal employee review cycles or pursuant to Compass' existing bonus plans, as the case may be, or in connection with the hiring of employees other than officers in the ordinary course of business, in all cases consistent with past practice, or otherwise increase or modify the compensation or benefits payable or to become payable by Compass to any of its service providers, except for employees other than officers in the ordinary course of business, consistent with past practice, or for changes pursuant to employment agreements in effect as of the date hereof;

               (o) Re-value in any material respect any of its assets, including, without limitation, writing down the value of inventory or accounts receivable;

               (p) Pay, discharge or satisfy in an amount in excess of $10,000 in any one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Compass Financial Statements;

               (q) Make any material Tax election, change any material Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any Tax accounting method, file any Tax Return (other than any estimated Tax Returns, immaterial information returns, payroll Tax Returns or sales Tax Returns) or any amendment to a Tax Return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment;

               (r) Engage in any activities or transactions that are outside the ordinary course of its business consistent with past practice, including the forming, financing or contributing any property to any business entity;

               (s) Fail to pay or otherwise satisfy its monetary obligations as they become due or consistent with past practice, except such as are being contested in good faith;

               (t) Waive or commit to waive any rights of substantial value;

               (u) Cancel, amend or, other than in the ordinary course upon expiration of a policy term, renew any insurance policy;

               (v) Alter, or enter into any commitment to alter, in any material respect its interest in any corporation, association, joint venture, partnership or business entity in which Compass directly or indirectly holds any interest on the date hereof;

               (w) Pay its employees bonuses, other than in the ordinary course of business, or any other extraordinary payments to its employees or stockholders, including, without limitation, dividends or other distributions with respect to its outstanding capital stock;

               (x) Issue any new options, warrants or any instruments to purchase Compass' Capital Stock; or

               (y) Take, or agree (in writing or otherwise) to take, any of the actions described in this Section 5.1 or any action that would make any of the representations or warranties or covenants of Compass contained in this Agreement untrue or incorrect.

         5.2   ACCESS TO INFORMATION; PROVISION OF INTERIM FINANCIAL
STATEMENTS.

               (a) Compass shall afford Avant! and its accountants, counsel and other representatives, reasonable access during normal business hours in such manner as not to disrupt business during the period from the date of this Agreement until the earlier of the Effective Time of the Merger or the termination of this Agreement to (i) all properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel as may reasonably be requested, provided that any information provided pursuant hereto or any investigation by each party hereto shall not affect such party's right to rely on the representations, warranties, agreements and covenants made by the other party herein. Compass shall cause Compass' accountants to cooperate with Avant! in reviewing the financial statements of Compass' business.

               (b) Compass shall provide Avant! with an unaudited monthly balance sheet, income statement and statement of cash flows within fifteen (15) days of each month-end prior to the Effective Time of the Merger as well as copies of such other internal financial statements as may be reasonably requested by Avant!.

               (c) Compass shall provide Avant! with all information regarding Compass necessary for the preparation of any documents or filings prepared by Avant! to be filed with the SEC and any applicable securities or blue sky commissions.

         5.3 COMPASS STOCKHOLDERS' CONSENT. Compass shall solicit the consent of its stockholders as promptly as practicable after the date hereof for the purpose of obtaining the stockholder approval required in connection with the transactions contemplated hereby, and shall use its best efforts to obtain such approval.

         5.4 EXCLUSIVITY; ACQUISITION PROPOSALS. Until the earlier of (i) the Closing or (ii) the termination of this Agreement:

               (a) Compass shall not knowingly, and shall not knowingly cause or permit, directly or indirectly, through any officer, director, agent or representative (including, without limitation, investment bankers, attorneys, accountants and consultants), or otherwise:

                        (i) Solicit, initiate or further the submission of proposals or offers from, or enter into any agreement with, any firm, corporation, partnership, association, group (as defined in Section 13(d)(3) of the Exchange Act) or other person or entity, individually or collectively (including, without limitation, any managers or other employees of Compass or any affiliates), other than Avant! and Sub (a "Third Party"), relating to any acquisition or purchase of all or any substantial portion of the assets of, or any equity interest in, Compass or any merger, consolidation or business combination with Compass;

                        (ii) Participate in any discussions or negotiations regarding, or furnish to any Third Party any confidential information with respect to Compass in connection with any acquisition or purchase of all or any substantial portion of the assets of, or any equity interest in, Compass or any merger, consolidation or business combination with Compass; or

                        (iii) Otherwise knowingly cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to undertake or seek to undertake any acquisition or purchase of all or any portion of the assets of, or any equity interest in, Compass, or any merger, consolidation or business combination with Compass.

               (b) In the event Compass receives prior to termination of this Agreement any offer or indication of interest from any Third Party relating to any acquisition or purchase of all or any portion of the assets of, or any equity interest in, Compass or any merger, consolidation or business combination with Compass, Compass shall promptly notify Avant! and Sub in writing, and shall in any such notice, set forth in reasonable detail the identity of the Third Party, the terms and conditions of any proposal and any other information requested of it by the Third Party or in connection therewith.

               (c) Compass shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted prior to the date of this Agreement with respect to any of the foregoing.

         5.5   BREACH OF REPRESENTATIONS, WARRANTIES, AGREEMENTS AND
COVENANTS. Each of Avant!, Sub and Compass shall use its respective best efforts to refrain from taking any action that from the date hereof through the Closing or earlier termination of this Agreement would cause or constitute a breach of any of its respective representations, warranties, agreements and covenants set forth in this Agreement. In the event of, and promptly after becoming aware of, the actual, pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, each party shall give detailed notice thereof to the other parties and shall use its best efforts to prevent or promptly remedy such breach or inaccuracy.

         5.6 CONSENTS. Each of Avant!, Sub and Compass shall promptly apply for or otherwise seek and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and Compass shall use its best efforts to obtain all necessary consents, waivers and approvals under any of Compass' agreements, contracts, licenses or leases in connection with the Merger, except such consents and approvals which are not material to the Business Condition of Compass (the existence of which Compass shall have notified Avant! of) or which Avant! and Compass agree Compass shall not seek to obtain.

         5.7 BEST EFFORTS. If applicable, each of Avant!, Sub and Compass shall use best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement.

         5.8   LEGAL CONDITIONS TO THE MERGER.

               (a) Compass shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on Compass with respect to the Merger and will promptly cooperate with and furnish information to Avant! in connection with any such requirements imposed upon Avant! or Sub in connection with the Merger. Compass shall take all reasonable actions to obtain (and to cooperate with Avant! and Sub in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Compass (or by Avant! or Sub) in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, and to defend such lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby as Compass deems advisable in good faith, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby as Compass deems advisable in good faith, and to effect all necessary registrations and filings and submissions of information as Compass deems advisable in good faith required by any Governmental Entity, and to fulfill all conditions to this Agreement.

               (b) Each of Avant! and Sub shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on them with respect to the Merger and will promptly cooperate with and furnish information to Compass in connection with any such requirement imposed upon Compass or any subsidiary of Compass in connection with the Merger. Avant! and Sub shall take all reasonable actions to obtain (and to cooperate with Compass in obtaining) any consent, authorization order or approval of, or exemption by, any Governmental Entity required to be obtained or made by Avant! or Sub (or by Compass or any of its subsidiaries) in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, and to defend such lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby as Avant! and Sub deem advisable in good faith, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby as Avant! and Sub deem advisable in good faith, and to effect all necessary registrations and filings and submissions of information as Avant! and Sub deem advisable in good faith, required by any Governmental Entity, and to fulfill all conditions to this Agreement.

         5.9 PUBLIC ANNOUNCEMENTS. Avant! and Compass will make joint announcements to employees and the public after the execution of this Agreement. Each party will consult in advance with the other concerning the timing and content of any announcements, press releases or public statements concerning the Merger and will not make any such announcement, release or statement to any party who is not entitled to have knowledge of the Merger without the other's prior written consent (which consent shall not be unreasonably withheld); provided, however, that either Avant! or Compass, or its parent, VLSI may make any public statement concerning the Merger without the other's consent, after it has used reasonable efforts to obtain consent, and in the opinion of counsel for the disclosing party, such statement or announcement is required or advisable to comply with applicable law.

         5.10  AFFILIATES AGREEMENT.  The stockholders of Compass listed on
SCHEDULE 5.10 are, in Compass' reasonable judgment, the only persons and entities that are stockholders of Compass who may be deemed to be "affiliates" of Compass within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the Securities Act of 1933, as amended (the "Securities Act") ("Rule 145"). Compass shall deliver or cause to be delivered to Avant!, concurrently with the execution of this Agreement, from each of the Affiliates of Compass who are directors or officers of Compass, and concurrently with or promptly following execution of this Agreement from each other Affiliate, an Affiliates Agreement in the form attached hereto as EXHIBIT 5.10(A). Avant! and Sub shall be entitled to place appropriate legends on the certificates evidencing any Avant! Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Avant! Common Stock, consistent with the terms of such Affiliates Agreement. Such Affiliates Agreements shall not impose any greater restrictions on Affiliates than are required by law.

         5.11 EXPENSES. All costs and expenses incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, including fees of any finders or brokers or investment bankers, attorneys and accountants retained by such party, shall be paid by the party incurring such expense.

         5.12  INFORMATION TO BE SUPPLIED.  All information supplied by
Compass, Avant! and Sub for inclusion in the Compass stockholder solicitation materials as described in Section 5.3 above and any other solicitation materials relating to the Merger or relating to any offering of securities by Avant! shall not contain any untrue statement of material fact and shall not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.13 FORM S-3 REGISTRATION STATEMENT. Within thirty (30) days of the Effective Time of the Merger, Avant! shall file with the SEC a registration statement on Form S-3 to register the Avant! Common Stock issued pursuant to the Merger for resale. Avant! will, at its expense (excluding any broker fees and commissions), use its best efforts to cause such registration statement to become effective, and, subject to the provisions below, use best efforts to, keep such registration statement effective for the lesser of one (1) year or until all such shares of Avant! Common Stock have been sold. If at any time after such registration statement becomes effective, Avant! advises the holders of such Avant! Common Stock in writing that due to the existence of material information that has not been disclosed to the public and included in the registration statement it is thus necessary to amend the registration statement (including by reporting such information under the Exchange Act), the holders of such Avant! Common Stock shall suspend any further sale of Avant! Common Stock pursuant to the registration statement until the registration statement has been amended. In such event, Avant! shall use best efforts to amend the registration statement as soon as reasonably practicable and in no event later than the earlier of (i) ten (10) days after Avant! has advised the holders of such Avant! Common Stock to suspend sales (which ten (10) day period may be extended, one time only, an additional ten (10) days (the "Additional Suspension") if the Board of Directors of Avant! in its good faith judgment determines that such disclosure would be substantially detrimental to Avant!; provided, however, that Avant! shall only have the right to effect an Additional Suspension twice in any twelve (12) month period) or (ii) the commencement of any period in which directors and officers of Avant! are allowed to buy or sell Common Stock of Avant! pursuant to Avant!'s insider trading policy. Avant! shall not impose a suspension on the sale of Avant! Common Stock by the holders of Avant! Common Stock unless Avant!'s insider trading window is closed. In addition, Avant! shall use its best efforts to (i) register and qualify the Avant! Common Stock covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the holders of a majority of such Avant! Common Stock; provided that Avant! shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless Avant! is already subject to service in such jurisdiction and except as may be required by the Securities Act; and (ii) file with the SEC in a timely manner all reports and other documents required of Avant! under the Exchange Act.

         5.14 SCHEDULES. From time to time prior to the Closing Date, each of Avant! and Compass will promptly supplement or amend the Compass or Avant! Disclosure Schedules, as the case may be, with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Compass or Avant! Disclosure Schedules, as the case may be, or that is necessary to correct any information in the Compass or Avant! Disclosure Schedules, as the case may be, or in any representation and warranty of each of Avant! and Compass that has been rendered inaccurate thereby. For purposes of determining the accuracy of the respective representations and warranties contained in Articles III and IV, and in order to determine the fulfillment of the conditions set forth in Sections 6.2(a) and 6.3(a), the Compass or Avant! Disclosure Schedules, as the case may be, shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto; provided, however that for the purpose of determining the availability of rights to indemnification under Article VII below or otherwise, such revised Compass or Avant! Disclosure Schedules, as the case may be, shall be deemed to include all information contained in such revised Compass or Avant! Disclosure Schedules as of the Closing, as the case may be.

         5.15 CERTAIN BENEFIT PLANS. Avant! shall take such reasonable actions as are necessary to allow eligible employees of Compass to participate in the benefit programs of Avant!, or alternative benefits programs in the aggregate substantially comparable to those applicable to employees of Avant! on similar terms, as soon as practicable after the Effective Time of the Merger. For purposes of satisfying the terms and conditions of such programs, to the extent permitted by Avant!'s benefit programs, Avant! shall use reasonable efforts to give full credit for eligibility, vesting or benefit accrual for each participant's period of service with Compass or VLSI.

         5.16  HSR ACT FILING.

               (a) Each of Avant! and Compass shall (i) promptly make or cause to be made the filings required of such party or any of its affiliates or subsidiaries under the HSR Act with respect to the Merger and the other transactions provided for in this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its affiliates or subsidiaries from the Federal Trade Commission or the Department of Justice or other Governmental Entity in respect of such filings, the Merger, or such other transactions, and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws (as defined in Section 5.16(b)) with respect to any such filing, the Merger, or any such other transaction. Each party shall promptly inform the other party of any material communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings, the Merger, or any such other transactions. Neither party shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

               (b) Each of Avant! and Compass shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Merger or any other transactions provided for in this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger as violative of any Antitrust Law, and, if by mutual agreement, Compass and Avant! decide that litigation is in their best interests, each of Compass and Avant! shall cooperate and use its reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger. Each of Compass and Avant! shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Merger and such other transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary in this Section 5.16, neither Compass or any of its affiliates, nor Avant! or any of its affiliates, shall be required to divest any of their respective businesses, product lines, or assets, or to take or agree to take any other action or agree to any limitation that would have a material adverse effect on their respective businesses, product lines or assets.

         5.17 LISTING OF SHARES. Upon Closing, Avant! will amend its listing application with the Nasdaq National Market to include the Avant! Common Stock issued under this Agreement.

         5.18  VOTING AGREEMENT.  Compass and the parties listed on
SCHEDULE 3.2(e) hereto shall enter into the Voting Agreement attached hereto as
EXHIBIT 3.21(e) concurrent with the execution of this Agreement.

                                     ARTICLE VI:
                                 CONDITIONS PRECEDENT


         6.1   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.
The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or, to the extent legally permissible, waiver) prior to the Closing of the following conditions:

               (a) APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

               (b) LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, and no litigation not pending on the date hereof shall be pending the ultimate resolution of which may in the opinion of Avant! or Compass (i) result in the issuance of such an order or injunction, or the imposition against Compass or Avant! of substantial damages if the Merger is consummated, or (ii) render Avant!, Sub or Compass unable to consummate the Merger. In the event any such order or injunction shall have been issued, each party agrees to use its best efforts to have any such injunction lifted as promptly as practicable.

               (c) STATUTES. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction that would (i) make the consummation of the Merger illegal or (ii) render Avant!, Sub or Compass unable to consummate the Merger, except for any waiting period provisions.

               (d) HSR. The applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

               (e) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by (i) the holders of Compass Capital Stock representing a majority of the total votes entitled to be cast on such matters,
(ii) the holders of a majority of the shares of Compass Preferred Stock outstanding and voting together as a single class, and (iii) the holders of a majority of the shares of Compass Common Stock outstanding and voting together as a single class.

         6.2 CONDITIONS OF OBLIGATIONS OF AVANT! AND SUB. The obligations of Avant! and Sub to effect the Merger are also subject to the satisfaction of the following conditions, unless waived by Avant!:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Compass set forth in this Agreement that are qualified as to materiality shall be true and correct as so qualified, and the representations and warranties of Compass set forth in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and Avant! shall have received a certificate signed on behalf of Compass by the chief executive officer and chief financial officer of Compass to such effect.

               (b) PERFORMANCE OF OBLIGATIONS OF COMPASS. Compass shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to the Closing Date, and Avant! shall have received a certificate signed on behalf of Compass by the chief executive officer and the chief financial officer of Compass to such effect.

               (c) AFFILIATES AGREEMENT. Avant! shall have received from each stockholder of Compass listed on SCHEDULE 5.10, a duly executed Affiliates Agreement substantially in the form attached hereto and approved by Avant!'s and Compass' respective counsel.

               (d) TECHNOLOGY TRANSFER AGREEMENT. Compass and VLSI shall have amended that certain Intercompany Agreement, dated July 1, 1991, by and between Compass and VLSI in a manner satisfactory to Avant!.

               (e) ESCROW AGREEMENT. The Escrow Agreement shall be executed by all appropriate parties.

               (f) OPINION OF COMPASS' COUNSEL. Avant! shall have received an opinion dated the Closing Date of Larry L. Grant, counsel to Compass, in form and substance reasonably satisfactory to Avant!.

               (g) DISSENTING SHARES. Dissenting Shares shall consist of no more than ten percent (10%) of the then outstanding shares of Compass Capital Stock.

               (h) CONSENTS. Avant! shall have received duly executed copies of all third-party consents and approvals contemplated by this Agreement or the Compass Schedules in form and substance reasonably satisfactory to Avant!.

               (i) FIRPTA. Compass shall, prior to the Closing Date, provide Avant! with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, in form and substance satisfactory to Avant!, which states that shares of Compass Capital Stock do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Avant!'s obligations under Treasury Regulation
Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Compass shall have provided to Avant!, as agent for Compass, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Avant! to deliver such notice form to the Internal Revenue Service on behalf of Compass upon the Closing of the Merger.

               (j) TERMINATION OF RIGHTS AND CERTAIN SECURITIES. Any registration rights or rights of first refusal and/or negotiation relating to any outstanding Compass Capital Stock shall by their terms terminate upon the Closing or have been terminated or permanently waived as of the Closing, which termination or waiver may be strictly contingent upon the occurrence of the Closing. Except as contemplated by Section 3.2, with such changes as may be permitted under Section 5.1, there shall be no warrants, options, convertible securities or other rights to purchase or acquire any securities of Compass outstanding.

         6.3 CONDITIONS OF OBLIGATION OF COMPASS. The obligation of Compass to effect the Merger is also subject to the satisfaction of the following conditions unless waived by Compass:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Avant! set forth in this Agreement that are qualified as to materiality shall be true and correct as so qualified, and the representations and warranties of Avant! set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and Compass shall have received a certificate signed on behalf of Avant! by the chief executive officer and chief financial officer of Avant! to such effect.

               (b) PERFORMANCE OF OBLIGATIONS OF AVANT! AND SUB.  Avant!
and Sub shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement and the Certificate of Merger prior to the Closing Date, and Compass shall have received a certificate signed on behalf of Avant! by the chief executive officer and the chief financial officer of Avant! to such effect.

               (c) NO STOP ORDER. The SEC shall not have issued any stop order preventing the sale of any Common Stock of Avant! pursuant to a registration statement.

               (d) OPINION OF AVANT!'S COUNSEL. Compass shall have received an opinion dated the Closing Date of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to Avant!, in form and substance reasonably satisfactory to Compass.

                                    ARTICLE VII:
                                      INDEMNITY


         7.1   SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS.

               (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any party to this Agreement, all representations, warranties, covenants and agreements of the parties hereto shall survive the execution, delivery, and performance of this Agreement in accordance with Section 7.3 of this Agreement. No investigation made by or on behalf of a party hereto with respect to another party shall be deemed to affect the party's reliance on the representations, warranties, covenants and agreements made by the other party contained in this Agreement, when read together with the disclosure schedules of such party, and shall not be a waiver of Avant!'s or Sub's rights to indemnity as herein provided for the breach or inaccuracy of or failure to perform or comply with any of Compass' representations, warranties, covenants or agreements under this Agreement or the Escrow Agreement. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Closing Date.

               (b) As used in this Article VII, any reference to a representation, warranty, agreement or covenant contained in any section of this Agreement shall include the Schedules attached hereto (in the form delivered at the time of Closing).

               (c) Nothing in this Agreement shall be construed as limiting in any way: (i) the remedies that may be available to a party in the event of fraud relating to the representations, warranties, agreements or covenants made by any other party in this Agreement; (ii) Avant!'s right to seek indemnification from VLSI for the applicable statute of limitations for breaches of Section 3.16 of this Agreement.

               (d) VLSI shall have liabilities and obligations for Damages
(as defined below) under this Agreement only with respect to claims submitted or notice of claims provided during the time period of survivability of the specific representation, warranty, covenant or agreement as set forth in
Section 7.3. Notwithstanding the expiration date of the representations, warranties, covenants and agreements set forth herein, if Avant! or Compass shall notify VLSI with respect to the submission of a claim during the time period of survivability of such representation, warranty, covenant or agreement, VLSI's liability or obligation for Damages shall continue in full force and effect until settled with respect to those claims timely made.

               (e) Avant! shall be entitled to use the Escrow Proceeds as the sole remedy for the obligations of VLSI pursuant to this Article VII Of this Agreement.

         7.2   INDEMNIFICATION.

               (a) Subject to the limitations set forth in this
Article VII, VLSI hereby agrees to indemnify, reimburse, defend and hold harmless Avant!, Compass and Sub and each of their respective officers, directors, agents and affiliates against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, and causes of action, assessments, costs, and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting from, imposed upon, or incurred or suffered, directly or indirectly, by Avant!, Compass or Sub and each of their respective officers, directors, agents and affiliates, directly or indirectly, as a result of or arising from or in connection with:
(i) any inaccuracy in or breach, or any claim (including claims by parties other than Avant!) that if true, would constitute a breach, nonfulfillment of or noncompliance with any of the representations, warranties, covenants, or agreements made by Compass in this Agreement (including any exhibit, letter, schedule, certificate or document delivered pursuant hereto or other instrument referred to herein) or the Escrow Agreement or any facts or circumstances constituting such an inaccuracy, breach, nonfulfillment or noncompliance; (ii) expenditures in excess of $100,000 in the aggregate in connection with the lawsuits listed on SCHEDULE 3.9; and (iii) any Damages resulting from the failure of the Compass Financial Statements to fairly present the financial position and operating results of Compass in accordance with GAAP on a separate company basis (all of which shall also be referred to as "Indemnifiable Claims"). Avant! And Sub shall be entitled to make claims under the foregoing provisions of this Article VII only in the event that Damages exceed $100,000 in the aggregate.

               (b) VLSI hereby agrees to indemnify, reimburse, defend and hold harmless Avant!, Compass and Sub and each of their respective officers, directors, agents and affiliates against any and all Damages asserted against, resulting from, imposed upon, or incurred or suffered, directly or indirectly, by Avant!, Compass or Sub and each of their respective officers, directors, agents and affiliates, directly or indirectly, as a result of or arising from or in connection with any inaccuracy in or breach, or any claim (including claims by parties other than Avant!) that if true, would constitute a breach, nonfulfillment of or noncompliance with any of the representations, warranties, covenants, or agreements made by Compass in this Agreement relating to Taxes (including any exhibit, letter, schedule, certificate or document delivered pursuant hereto or other instrument referred to herein) or any facts or circumstances constituting such an inaccuracy, breach, nonfulfillment or noncompliance including, without limitation, any Taxes of Compass and its subsidiaries with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date), to the extent that such Taxes exceed the sum of (i) the amount of Taxes reflected in the reserve for Tax liability (other than any reserve established to reflect timing differences between book and Tax income) reflected on the June 27, 1997 balance sheet that is part of the Compass Financial Statements and (ii) the amount of Taxes that would have been incurred by Compass in the ordinary course of business between June 27, 1997 and the Closing Date had Compass not been a member of an affiliated, consolidated, combined or unitary group for Tax purposes during any part of such period. Notwithstanding any other provision of this Agreement

(including SECTION 7.3), the obligations of VLSI pursuant to this Section 7.2(b) shall be unlimited and shall survive until expiration of the applicable statute of limitations with respect to any Tax.

         7.3 TERMINATION OF INDEMNITY AND REPRESENTATIONS AND WARRANTIES. Except as otherwise stated in Article VII Of this Agreement the Indemnity obligations of VLSI Pursuant to this Article VII For a breach or inaccuracy of or a failure to perform or comply with any or all of Compass' representations, warranties, covenants and agreements, and the representations and warranties of Avant! And Compass shall terminate one (1) year after the Effective Time of the Merger. The covenants of Article V listed in Section 9.11 are unaffected by the termination provisions of this Section 7.3. For purposes of the indemnification set forth herein, the fair market value of one share of Avant! Common Stock shall be the Average Nasdaq Per Share Price.

                                    ARTICLE VIII:
                                     TERMINATION

         8.1   TERMINATION.

               (a) This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of Compass:

                   (i) by mutual agreement of the Boards of Directors of Avant! and Compass;

                   (ii) by Avant!, if there has been a material breach by Compass or Compass Stockholder of any representation, warranty, covenant or agreement set forth in this Agreement and, to the extent such breach shall be curable, such breach shall not have been cured within thirty (30) days following receipt by Compass of written notice of such breach;

                   (iii) by Compass, if there has been a material breach by Avant! Or Sub of any representation, warranty, covenant or agreement set forth in this Agreement and, to the extent such breach shall be curable, such breach shall not have been cured within thirty (30) days following receipt by Avant! of written notice of such breach;;

                   (iv) by Compass or Avant!, if any permanent injunction or other order of a court preventing the Merger shall have become final and nonappealable or shall render unlikely within a reasonable period of time the consummation of the Merger on the terms contemplated hereby; or

                   (v) by Compass or Avant!, if any Governmental Entity of competent jurisdiction shall have issued a temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger or any litigation not pending on the date hereof shall be pending, the ultimate resolution of which is likely in such party's opinion to (i) result in the issuance of such an order or injunction, or the imposition against the Surviving Corporation or Avant! of substantial damages if the Merger is consummated, or (ii) render Avant!, Sub or Compass unable to consummate the Merger.

              (b) Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient authorization for such action to be authorized by the Board of Directors of the party taking such action and for such party to notify the other parties in writing of the termination.

              (c) If the Effective Date shall not have occurred on or before October 31, 1997, this Agreement may be terminated by Avant! Or Compass with prior written notice to the other party provided that the right to terminate this Agreement pursuant to this paragraph (c) shall not be available to any party whose failure to fulfill any material, uncured breach of any obligation under this Agreement that has been a significant cause of, or resulted in, the failure of the Effective Date to occur on or before such date and provided further that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

                                     ARTICLE IX:
                                  GENERAL PROVISIONS

         9.1 AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval of the Merger by the stockholders of Compass; provided, however, that following approval of the Merger by the stockholders of Compass, no amendment shall be made that by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.2 EXTENSION; WAIVER. At any time prior to the Effective Time of the Merger, each of Compass and Avant!, to the extent legally allowed, (a) may extend the time for the performance of any of the obligations or other acts of the other, (b) may waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and
(c) may waive compliance with any of the agreements or conditions for the benefit of it contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         9.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the same day if delivered personally, (b) three (3) business days after being mailed by registered or certified mail (return receipt requested), or (c) on the same day if sent by facsimile, confirmation received, to the parties at the following addresses and facsimile numbers (or at such other address or number for a party as shall be specified by like notice):

                   If to Avant! or Sub, to:

                   Avant! Corporation

                   46871 Bayside Parkway
                   Fremont, California  94538
                   Attention: John P. Huyett
                   Telephone No.: (510) 413-8000
                   Facsimile No.: (510) 413-8080

                   with copy to:

                   Gunderson Dettmer Stough Villeneuve
                     Franklin & Hachigian, LLP
                   155 Constitution Drive
                   Menlo Park, California  94025
                   Attention: Steven M. Spurlock, Esq.
                   Telephone No.: (415) 321-2400
                   Facsimile No.: (415) 321-2800

                   If to Compass:

                   Compass Design Automation, Inc.
                   1865 Lundy Avenue
                   San Jose, California  95131
                   Attention: Paul McLellan
                   Telephone No.: (408) 434-7990
                   Facsimile No.: (408) 434-7820

                   If to VLSI:

                   VLSI Technology, Inc.
                   1109 McKay Drive, MS-45
                   San Jose, California  95131
                   Attention: Larry L. Grant, Esq.
                   Telephone No.: (408) 434-3063
                   Facsimile No.: (408) 434-7744

                   with copy to:

                   Wilson Sonsini Goodrich & Rosati, P.C.
                   650 Page Mill Road
                   Palo Alto, California  94304
                   Attention: Ann Yvonne Walker, Esq.
                   Telephone No.: (415) 493-9300
                   Facsimile No.: (415) 493-6811

         9.4 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such references shall be to a Section, Exhibit or Schedule to this

Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

         9.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

         9.6 ENTIRE AGREEMENT. Except for the mutual nondisclosure agreement previously signed by the parties hereto, which shall survive in its entirety, this Agreement and the documents and instruments and other agreements among the parties delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder except as otherwise expressly provided herein. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER AVANT! AND SUB NOR COMPASS MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

         9.7 NO TRANSFER. This Agreement and the rights and obligations set forth herein may not be transferred or assigned by operation of law or otherwise without the consent of each party hereto. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9.8 SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         9.9 OTHER REMEDIES. Unless otherwise expressly specified herein, any and all remedies set forth in this Agreement and in the Related Agreements expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party; and the exercise of any one remedy will not preclude the exercise of any other.

         9.10 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         9.11 ABSENCE OF THIRD-PARTY BENEFICIARY RIGHTS. No provision of this Agreement is intended, or will be interpreted, to provide to or create for any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, employee, partner or any party hereto or any other person or entity, and all provisions hereof will be personal solely between the parties to this Agreement, except that the provisions of
Section 5.15 shall be for the benefit of the employees of Compass, and
Article IV and Sections 5.13 and 5.17 shall be for the benefit of the stockholders of Compass and shall be enforceable by such individuals against Avant! subject to the terms and conditions of this Agreement.

         9.12 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to its choice of law principles). Provided, however, that the law governing the fiduciary duties of each party hereto and their respective boards of directors and the law governing any other matters of internal corporate governance of any of Avant! or Compass shall be the law of their respective jurisdictions of incorporation.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first above written.

                                       AVANT! CORPORATION


                                       By: /s/ Gerald C. Hsu
                                          ------------------------------------
                                          Gerald C. Hsu
                                          Chairman of the Board, Chief
                                          Executive Officer and President


                                       COMPASS DESIGN AUTOMATION, INC.


                                       By: /s/ Paul McLellan
                                          ------------------------------------
                                          Paul McLellan
                                          President


                                       GB ACQUISITION CORPORATION


                                       By: /s/ Gerald C. Hsu
                                          ------------------------------------
                                          Gerald C. Hsu
                                          President


                                       VLSI TECHNOLOGY, INC.


                                       By: /s/ Larry L. Grant
                                          ------------------------------------
                                          Larry L. Grant
                                          Vice President, General Counsel and
                                          Secretary

                AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION


     THIS AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this "Amendment") is made as of August 27, 1997, by and among Avant! Corporation, a Delaware corporation ("Avant!"), GB Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Avant! ("Sub"), Compass Design Automation, Inc., a Delaware corporation ("Compass"), and VLSI Technology, Inc., a Delaware corporation ("VLSI").

                               R E C I T A L S

     WHEREAS, Avant!, Sub, Compass and VLSI entered into that certain Agreement and Plan of Reorganization, dated July 31, 1997 (the "Merger Agreement"); and

     WHEREAS, Avant!, Sub, Compass and VLSI desire to amend the Merger Agreement as provided below.

     NOW, THEREFORE, in consideration of the promises and conditions contained herein, the parties hereby agree as follows:

     1. Section 2.1(c)(i) of the Merger Agreement be, and it hereby is, amended and restated to read in full as follows:

         "(i) CONVERSION OF COMPASS PREFERRED STOCK. Each share of the Series A Preferred Stock of Compass (the "Compass Preferred Stock") issued and outstanding at the Effective Time of the Merger (other than any shares of Compass Preferred Stock to be canceled pursuant to Section 2.1(b)(i) and any Dissenting Shares (as defined and to the extent provided in Section 2.1(f)) shall be canceled and extinguished and be converted automatically into the right to receive that portion of the aggregate amount of $35,000,000 (the "Merger Consideration") to which such share of Compass Preferred Stock is entitled under, and in accordance with, Article Four, Section 2(a) of the Restated Certificate of Incorporation of Compass (the "Liquidation Preference"). Such Liquidation Preference equals the sum of $1.00 per share plus all accrued but unpaid dividends. Additionally, the holders of Compass Preferred Stock shall share ratably in the difference between the Merger Consideration and the aggregate Liquidation Preference (the "Net Merger Consideration") with the holders of the Common Stock of Compass and the holders of vested options to purchase Common Stock of Compass (assuming that all such options have been exercised). The aggregate Liquidation Preference plus the portion of the Net Merger Consideration payable to the holders of Compass Preferred Stock pursuant to this Section 2.1(c)(i) (the "Compass Preferred Stock Consideration") shall be payable in a combination of cash and shares of Avant! Common Stock. For the purpose of determining the number of shares of Avant! Common Stock issuable to the holders of the Compass Preferred Stock, the price of the Avant! Common Stock shall be the average closing sales price of Avant! Common Stock as quoted on the Nasdaq National Market for the five (5) consecutive trading days ending three (3) business days prior to the Closing Date of the Merger (the "Average Nasdaq Per Share Price"). The total dollar and share amounts of the Compass Preferred Stock Consideration allocated to the holders of Compass Preferred Stock are set forth in EXHIBIT 2.1(c), subject to appropriate adjustments at the Closing to reflect the total of accrued but unpaid dividends as of such date and the Average Nasdaq Per Share Price."

     2. The following provision shall be inserted into the Merger Agreement as Section 5.19:

         "5.19  ELECTION PURSUANT TO INTERNAL REVENUE CODE SECTION 338(h)(10).

         (a) VLSI agrees, at the request of Avant!, to join in an election under Section 338(h)(10) of the Code (hereinafter referred to as the "Election") and, at the request of Avant!, to join in an election under any comparable provisions of state or local law under which such an Election is permissible and to take all actions reasonably necessary to effect same, including those actions set forth below.

         (b) Avant! shall be responsible for the preparation and filing of all forms and documents required in connection with the Election. VLSI shall pay all Taxes resulting from the Election; provided, however, that if prior to making such Election VLSI shall inform Avant! of the amount (the "Additional Tax Amount") of the difference, if any, between the Taxes VLSI is required to pay as a result of the Election and the Taxes that VLSI would otherwise have incurred by reason of the Merger if the Election were not made but the Merger were consummated, then Avant! shall indemnify VLSI for the payment of the Additional Tax Amount. VLSI shall execute and deliver to Avant! such documents or forms as are reasonably requested and are required by any tax laws to complete properly the Election at least twenty (20) days prior to the date such Election is required to be filed. For the purpose of executing the Election, VLSI and Avant! shall, as soon as practicable after the Effective Date of the Merger but in no event sooner than 90 days thereafter, execute Internal Revenue Service Form 8023-A and all attachments required to be filed therewith pursuant to applicable Treasury Regulations. Avant! shall not file such Form 8023-A or the attachments thereto as corrected, amended or supplemented unless it shall have obtained VLSI's consent thereto, which consent shall not be unreasonably withheld. On or prior to the tenth (10th) day after VLSI's receipt of such corrections, amendments or supplements from Avant!, VLSI shall deliver to Avant! either
(i) its consent to such filing or (ii) a written notice specifying in reasonable detail all disputed items and the basis therefore. If, within ten
(10) days after Avant!'s receipt of the written notice described in clause
(ii) above, VLSI and Avant! have been unable to resolve their differences, any remaining disputed issues shall be submitted to Deloitte & Touche LLP to resolve in a final and binding manner after hearing the views of both parties. In that event, VLSI and Avant! shall execute and consent to the filing of such corrected, amended or supplemented Form 8023-A in the manner determined by Deloitte & Touche LLP.

         (c) Avant!, not less than thirty (30) days prior to the date the forms required under Section 338(h)(10) are required to be filed, shall provide VLSI with a valuation statement reflecting, as of the Effective Date of the Merger, the fair market values of all of the assets and the liabilities of Compass. VLSI shall review said values and to the extent VLSI disagrees therewith, will notify Avant!. Should the parties fail to agree, the dispute shall be resolved by Deloitte & Touche LLP as set forth above. VLSI and Avant! shall file all returns with respect to taxes and statements, forms and schedules in connection therewith (including, without limitation, Internal Revenue Service Form 8594 and any required exhibits thereto) in a manner consistent with such valuations, and shall take no position contrary thereto unless required to do so by applicable tax laws.

         (d) To the extent permitted by state and local laws, the principles and procedures of this Section 5.20 shall also apply with respect to a
Section 338(h)(10) election or equivalent or comparable provision under state or local law, including without limitation, an election under Section 338(g) of the Code."

     3. The following provision shall be inserted into the Merger Agreement as Section 5.20:


         "5.20 USE OF VLSI DATA CENTER. As of the date of the Merger Agreement, VLSI occupied approximately 3,800 square feet of office space at Compass' building located at 1865 Lundy Avenue, San Jose, California 95131 (the "Compass Space"). From the Effective Date of the Merger until December 31, 1997, VLSI shall have the right to continue to occupy and use the Compass Space rent free as a data center upon the same terms and conditions that VLSI occupied and used the Compass Space prior to the Effective Date of the Merger."

     4. The following provision shall be inserted into the Merger Agreement as Section 5.21:

         "5.21 INTERCOMPANY DEBT. The parties acknowledge that VLSI has loaned money to Compass to cover operating and other expenses on an ongoing basis, which such monies have been reflected in the Financial Statements as intercompany debt payable to VLSI. Avant! hereby agrees to cause the intercompany debt outstanding on the Effective Date of the Merger to be paid in full to VLSI on or before September 26, 1997, or if the Effective Date of the Merger has not occurred prior to that date, on the Effective Date of the Merger; provided, however, the parties agree that, immediately prior to the Effective Time of the Merger, VLSI shall contribute to the capital of Compass the amount by which the intercompany debt owed to VLSI exceeds the sum of $16,000,000 plus the amount of any intercompany receivable then due Compass from VLSI. Such contribution shall not be made in cash but shall instead be made by VLSI contributing a portion of such intercompany debt. It is further understood that the intercompany debt may include amounts paid by Compass for retention bonuses previously agreed to be paid by Compass which have been disclosed to Avant! in SCHEDULE 3.13."

     5. MISCELLANEOUS.

        (a) NO OTHER MODIFICATION. Except as expressly provided herein, this Agreement does not in any way change, modify or delete any of the provisions of the Merger Agreement, and all such provisions shall remain in full force and effect.

        (b) GOVERNING LAW. This Amendment shall be governed by and construed under the laws of the State of Delaware.

        (c) COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                       AVANT! CORPORATION


                                       By: /s/ Gerald C. Hsu
                                          --------------------------------------
                                          Gerald C. Hsu
                                          Chairman of the Board, Chief Executive
                                          Officer and President


                                       COMPASS DESIGN AUTOMATION, INC.


                                       By: /s/ Paul McLellan
                                          --------------------------------------
                                          Paul McLellan
                                          President


                                       GB ACQUISITION CORPORATION


                                       By: /s/ Gerald C. Hsu
                                          --------------------------------------
                                          Gerald C. Hsu
                                          President


                                       VLSI TECHNOLOGY, INC.


                                       By: /s/ Larry L. Grant
                                          --------------------------------------
                                          Larry L. Grant
                                          Vice President, General Counsel and
                                          Secretary